As filed with the Securities and Exchange Commission on May 6, 1998
                                                 Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            NETWORKS ASSOCIATES, INC.
                       (FORMERLY MCAFEE ASSOCIATES, INC.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

              DELAWARE                                    77-0316593
  (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                               3965 FREEDOM CIRCLE
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 988-3832
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                                WILLIAM L. LARSON
                             CHIEF EXECUTIVE OFFICER
                            NETWORKS ASSOCIATES, INC.
                               3965 FREEDOM CIRCLE
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 988-3832
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------

                                   Copies to:
                             JEFFREY D. SAPER, ESQ.
                              KURT J. BERNEY, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                   PROPOSED            PROPOSED
                                                                                   MAXIMUM              MAXIMUM
              TITLE OF EACH CLASS                           AMOUNT                 OFFERING            AGGREGATE       AMOUNT OF
               OF SECURITIES TO                              TO BE                  PRICE              OFFERING       REGISTRATION
                 BE REGISTERED                            REGISTERED           PER SECURITY (1)        PRICE (1)          FEE
------------------------------------------------------------------------------------------------------------------------------------
Zero Coupon Convertible Subordinated
  Debentures due 2018..........................          $885,500,000                 100%            $885,500,000      $261,222.50
Common Stock $0.01 par value (2)...............       5,040,266 shares (2)            $ --              $       --       $    --
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the Zero Coupon Convertible Subordinated Debentures due 2018 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933 as amended, such indeterminate number of shares of Common Stock as may be issued from time to time upon conversion of the Notes as a result of the antidilution provisions thereof. Pursuant to Rule 457(i), no registration fee is required for these shares.

                             ----------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

        THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 6, 1998

                                  $885,500,000

                            NETWORKS ASSOCIATES, INC.

            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018 AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

                             ----------------------

        This Prospectus relates to $885,500,000 aggregate principal amount at maturity of Zero Coupon Convertible Subordinated Debentures due 2018 (the "Debentures") of Networks Associates, Inc. (the "Company") and the shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company issuable upon the conversion of the Debentures (the "Conversion Shares"). The Debentures and the Conversion Shares may be offered from time to time for the accounts of the holders named herein (each a "Selling Securityholder").

        The Debentures are convertible at the option of the holder into shares of Common Stock of the Company, unless previously redeemed or repurchased, at any time prior to maturity, at a conversion rate of approximately 5.692 shares of Common Stock per $1,000 principal amount of Debentures, subject to adjustment under certain circumstances.

        The Debentures are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined). See "Description of Debentures -- Subordination." The Debentures will mature on 2018, and may be redeemed, at the option of the Company, in whole or in part, at any time on or after February 13, 2003 at the redemption prices set forth in this Prospectus. See "Description of Debentures -- Redemption --Optional Redemption." In the event of a Fundamental Change (as defined), each Holder of Debentures may require the Company to repurchase its Debentures at the repurchase prices set forth in this Prospectus. See "Description of Debentures -- Repurchase at Option of Holders Upon a Fundamental Change."

        The Debentures and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Debentures or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Debentures or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Debentures or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Debentures and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

        The Debentures have been designated for trading on the Portal Market. Debentures sold pursuant to this Prospectus will not remain eligible for trading on the Portal Market. The Common Stock is traded on the Nasdaq National Market under the symbol "NETA."
                             ----------------------

          THE DEBENTURES AND THE COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                  The date of this Prospectus is May 6, 1998

                                   TRADEMARKS

        This Prospectus contains trademarks of the Company, including CyberCop, McAfee, McAfee Total Service Desk, McAfee Total Virus Defense, Net Tools, PGP, PGP Total Network Security, Sniffer and Sniffer Total Network Visibility.
This Prospectus may contain trademarks of others.

                             ----------------------

                    MCAFEE ASSOCIATES/NETWORK GENERAL MERGER

        On December 1, 1997, McAfee Associates, Inc. ("McAfee") and Network General Corporation ("Network General") consummated a strategic business combination (the "Network General Merger") through the merger of a wholly-owned subsidiary of McAfee with and into Network General. The Network General Merger was accounted for as a pooling of interests. In connection with the Network General Merger, McAfee changed its name to "Networks Associates, Inc." and has since conducted business using the name "Network Associates, Inc.," marketing products using, among other names, Network Associates, McAfee and Network General.

                             ----------------------

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates, or on the World Wide Web at http://www.sec.gov. Copies of other materials concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                             ----------------------

The Company:

                          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company (formerly McAfee Associates, Inc.) with the Commission (File No. 000-20558) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

        2. The Company's Current Reports on Form 8-K filed on February 10, 1998, February 12, 1998, February 25, 1998, March 25, 1998 and
               April 3, 1998;

        3. The Company's registration statement on Form S-4 filed with the Commission on March 25, 1998; and

        4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed on August 21, 1992, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

        Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of any of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted to Prabhat K. Goyal, Secretary, at the principal executive offices of the Company in writing at Network Associates, Inc., 3965 Freedom Circle, Santa Clara, California 95054 or by telephone at (408) 988-3832.

                           FORWARD-LOOKING STATEMENTS

        This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document or incorporated by reference herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

                             ----------------------

        Except as otherwise indicated, all references to the "Company" or "Network Associates" refer to Networks Associates, Inc. (formerly McAfee Associates, Inc.) and its wholly-owned subsidiaries, unless the context otherwise requires.

                                   THE COMPANY

        The Company is a leading developer and provider of network security and management software products. The Company has historically derived a significant majority of its revenues from the licensing of its flagship McAfee anti-virus products and Sniffer network fault and performance management products. The Company is currently focusing its efforts on broadening its revenue base by providing network security and management solutions to enterprise customers, targeting in particular the Windows NT/Intel platform. In furtherance of this strategy, the Company recently organized its products into four product suites -- McAfee Total Virus Defense and PGP Total Network Security (together comprising "Net Tools Secure") and Sniffer Total Network Visibility and McAfee Total Service Desk (together comprising "Net Tools Manager"). These four product suites together form an integrated solution called "Net Tools".

        The following table depicts the Company's product suites:

                                         NET TOOLS
---------------------------------------------------------------------------------------------
             NET TOOLS SECURE                                 NET TOOLS MANAGER
-------------------------------------------     ---------------------------------------------
McAfee Total Virus       PGP Total Network      Sniffer Total Network    McAfee Total Service
     Defense                 Security                Visibility                  Desk

        Net Tools Secure is designed to protect the enterprise from viruses, hackers, thefts, lost data and threats to data security at all points of entry. McAfee Total Virus Defense is a multi-tiered approach to virus protection covering the client, server and Internet gateway; and PGP Total Network Security combines security products with desktop encryption software and key management tools. Net Tools Manager is a network management and service desk solution designed to make computer networks more efficient and users more productive. Sniffer Total Network Visibility is a comprehensive set of products and services for network fault and performance management (also known as analysis and monitoring); and McAfee Total Service Desk is designed to integrate robust help desk applications with asset management software. The Company also provides product support, education and consulting services.

        Many of the Company's network security and management products, including its industry-leading network security products for anti-virus protection and Sniffer software-based fault and performance solutions for managing computer networks, are also available as stand-alone products or as part of smaller product suites. The Company is also a leader in electronic software distribution, which is the principal means by which it markets its products and one of the principal ways it distributes its software products to its customers. The Company generally utilizes a two-year subscription model for licensing its non-Sniffer products to corporate clients and is in the process of developing a two-year subscription model for licensing its Sniffer products as well.

        The Company is a Delaware corporation incorporated in August 1992. The Company's principal executive offices are located at 3965 Freedom Circle, Santa Clara, California 95054. Its telephone number at that address is (408) 988-3832.

                               RECENT DEVELOPMENTS

ACQUISITIONS

        On April 28, 1998, the Company acquired Trusted Information Systems, Inc. ("TIS"), a publicly held provider of comprehensive security solutions for the protection of computer networks, including global Internet-based systems, internal networks and individual workstations and laptops, as well as firewall and intrusion detection products. In the acquisition, a wholly owned subsidiary of the Company merged with and into TIS; TIS became a wholly owned subsidiary of the Company; each outstanding share of TIS Common Stock converted into the right to receive 0.323 of a share of Company Common Stock.

The TIS acquisition broadened the Company's suite of network security products. The TIS acquisition was qualified as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles.

        On April 1, 1998, the Company acquired Magic Solutions International, Inc. ("Magic Solutions"), a privately held provider of internal help desk and asset management solutions. In the acquisition, a wholly owned subsidiary of the Company merged with and into Magic Solutions; Magic Solutions became a wholly owned subsidiary of the Company; and the existing Magic Solutions stock and option holders received approximately $110,000,000 in cash. The Magic Solutions acquisition broadened the Company's suite of help desk product offerings. The Magic Solutions acquisition is accounted for as a purchase and the Company currently expects to incur during the second quarter of 1998 a charge to earnings related to purchased in-process research and development of approximately $90 million.

        Each of the Magic Solutions acquisition and the TIS acquisition are subject to a number of risks, including the difficulties of assimilating the two company's sales forces, product offerings, marketing activities, research and development efforts and technologies. These difficulties may be compounded in light of the integration activities surrounding multiple acquisitions.

COMMON STOCK SPLIT

        On April 30, 1998, the Company's Board of Directors announced a 3-for-2 Common Stock Split (the "3-for-2 Stock Split"). The 3-for-2 Stock Split will be effected through a stock dividend pursuant to which stockholders of record as of the close of business on May 12, 1998, will be entitled to receive as a dividend one share of Company Common Stock for every two shares of Company Common Stock owned by them (with cash being paid in lieu of fractional shares after aggregating all shares owned by such stockholder). Unless otherwise indicated, references herein to numbers of shares do not give effect to the 3-for-2 Stock Split and the related stock dividend which is expected to be paid on or about May 29, 1998.

                                  THE OFFERING

Securities Offered                 $885,500,000 principal amount at maturity of Zero Coupon Convertible
                                   Subordinated Debentures due 2018 (the "Debentures"). There are no periodic interest payments on the Debentures. See "Description of Debentures --
                                   General."

Yield to Maturity of               4.75% per annum (computed on a semi-annual bond equivalent basis)
Debentures                         calculated from February 13, 1998.

Conversion                         The Debentures are convertible, at the option of the holder, at any time after
                                   90 days following the latest date of original issuance thereof and prior to maturity, unless previously redeemed or otherwise purchased by the Company, into Common Stock at the rate of 5.692 shares per $1,000 principal amount at maturity of the Debentures (the "Conversion Rate"). The Conversion Rate is
                                   not adjusted for accrued Original Issue Discount (as defined), but is subject to adjustment upon the occurrence of certain events. Upon conversion, the holder will not receive any cash payment representing accrued Original Issue
                                   Discount; such accrued Original Issue Discount is deemed paid by the
                                   Common Stock received upon conversion. See "Description of Debentures --
                                   Conversion of Debentures."

Subordination                      The Debentures are subordinated in right of payment to all existing and future
                                   Senior Indebtedness (as defined) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. At December 31, 1997, the Company had no indebtedness outstanding that would have constituted Senior Indebtedness, and the
                                   Company's subsidiaries had approximately $98 million of indebtedness and other liabilities outstanding (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the Debentures would have been effectively subordinated. See "Description of Debentures --
                                   Subordination of Debentures."

Original Issue Discount            The Debentures are offered at an Original Issue Discount for Federal income tax purposes equal to the excess of the principal amount at maturity of the
                                   Debenture over the amount of its Issue Price. Prospective purchasers of
                                   Debentures should be aware that, although there are no periodic payments of interest on the Debentures, accrued Original Issue Discount is included periodically in a holder's gross income for Federal income tax purposes prior to conversion, redemption, other disposition or maturity of such holder's
                                   Debentures, whether or not such Debentures are ultimately converted, redeemed, sold (to the Company or otherwise) or paid at maturity. See "Certain
                                   Federal Income Tax Considerations."

Sinking Fund                       None.

Redemption                         The Debentures are not redeemable by the Company prior to February 13,
                                   2003. Thereafter, the Debentures are redeemable for cash, at the option of the
                                   Company, in whole at any time or in part from time to time, at Redemption
                                   Prices equal to the Issue Price plus accrued Original Issue Discount to the date of redemption. See "Description of Debentures -- Redemption of Debentures
                                   at the Option of the Company."

Fundamental Change                 The Debentures may be redeemed at the option of the holder if there is a
                                   Fundamental Change (as defined) at a Fundamental Change Redemption Price equal to the Issue Price plus accrued Original Issue Discount to the date of redemption, subject to adjustment in certain circumstances. See "Description of Debentures -- Redemption at Option of the Holder Upon a Fundamental
                                   Change."

Purchase at the Option of
the Holder                         The Company will purchase Debentures at the option of the holder as of
                                   February 13, 2003, February 13, 2008 and February 13, 2013 at Purchase
                                   Prices equal to the Issue Price plus accrued Original Issue Discount to such dates. The Company may, at its option, elect to pay any such Purchase Price in cash or Common Stock, or any combination thereof. See "Description of
                                   Debentures -- Purchase of Debentures at the Option of the Holder."

Use of Proceeds                    The Company will not receive any of the proceeds from the sale by the Selling
                                   Securityholders of the Debentures or the Conversion Shares.

                                  RISK FACTORS

        This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document or incorporated by reference herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

        Variability of Quarterly Operating Results. The Company's results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and the Company's future results of operations could fluctuate significantly from quarter to quarter and from year to year. Causes of such fluctuations may include the volume and timing of new orders and renewals, distributor inventory levels and return rates, Company inventory levels, the introduction of new products, product upgrades or updates by the Company or its competitors, changes in product mix, changes in product prices and pricing models, seasonality, trends in the computer industry, general economic conditions (such as the recent economic turbulence in Asia), extraordinary events such as acquisitions or litigation and the occurrence of unexpected events. The operating results of many software companies reflect seasonal trends, and the Company's business, financial condition and results of operations may be affected by such trends in the future. Such trends may include higher net revenue in the fourth quarter as many customers complete annual budgetary cycles, and lower net revenue in the summer months when many businesses experience lower sales, particularly in the European market.

        Although the Company has experienced significant growth in net revenue and net income (before acquisition and other related costs) in absolute terms, the Company's growth rate has slowed in recent periods. The Company has experienced increased price competition for its products and the Company expects competition to increase in the near-term, which may result in reduced average selling prices for the Company's products. Due to these and other factors (such as a maturing anti-virus market and an increasingly higher base from which to grow), the Company's historic revenue growth rate is difficult to sustain or increase. To the extent these trends continue, the Company's results of operations could be materially adversely affected. Renewals have historically accounted for a significant portion of the Company's net revenue; however, there can be no assurance that the Company will be able to sustain historic renewal rates for its products in the future. Risks related to the Company's recent change in business strategies could also cause fluctuations in operating results and could make comparisons with historic operating results and balances difficult or not meaningful. See "-- Risks Related to Certain Business Strategies."

        The timing and amount of the Company's revenues are subject to a number of factors that make estimating operating results prior to the end of a quarter uncertain. The Company does not expect to maintain a significant level of backlog and, as a result, product revenues in any quarter are dependent on contracts entered into or orders booked and shipped in that quarter. During 1997, the Company generally experienced a trend toward higher order receipts toward the end of the last month of a quarter, resulting in a higher percentage of revenue shipments during the last month of a quarter than in 1996, which makes predicting revenues more difficult. The timing of closing larger orders increases the risks of quarter-to-quarter fluctuation. To the extent that the Company is successful in licensing larger product suites under the Net Tools umbrella (particularly to large enterprise and national accounts), the size of its orders and the length of its sales cycle are likely to increase. If orders forecasted for a specific customer for a particular quarter are not realized or revenues are not otherwise recognized in that quarter, the Company's operating results for that quarter could be materially adversely affected. See " --Potentially Longer Sales and Implementation Cycles for Certain Products."

        The trading price of the Company's Common Stock has historically been subject to wide fluctuations, with factors such as earnings announcements and litigation developments contributing to this volatility. Failure to achieve periodic revenue, earnings and other operating and financial results as forecasted or anticipated by brokerage firms, industry analysts or investors could result in an immediate and adverse effect on the market price of the Company's Common Stock. The

Company may not discover, or be able to confirm, revenue or earnings shortfalls until the end of a quarter, which could result in an immediate and adverse effect on the price of the Company's Common Stock.

        Risk of Inclusion of Network Management and Security Functionality in Hardware and Other Software. In the future, vendors of hardware and of operating system software or other software (such as firewall or electronic mail software) may continue to enhance their products or bundle separate products to include functionality that currently is provided primarily by network security and management software. Such enhancements may be achieved through the addition of functionality to operating system software or other software or the bundling of network security and management software with operating system software or other products. For example, Cisco Systems, Inc. ("Cisco") recently incorporated a firewall in certain of its hardware products and Microsoft Corporation ("Microsoft") introduced limited anti-virus functionality into its MS-DOS versions in 1993. The widespread inclusion of the functionality of the Company's products as standard features of computer hardware or of operating system software or other software could render the Company's products obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of the Company's products. Furthermore, even if the network security and/or management functionality provided as standard features by hardware providers or operating systems or other software is more limited than that of the Company's products, there can be no assurance that a significant number of customers would not elect to accept such functionality in lieu of purchasing additional software. If the Company were unable to develop new network security and management products to further enhance operating systems or other software and to replace successfully any obsolete products, the Company's business, financial condition and results of operations would be materially adversely affected.

        Risks Associated with Recent and Pending Acquisitions. In addition to risks described under "-- Risks Associated with Acquisitions Generally," the Company faces significant risks associated with its recent combination with Network General and other recent acquisitions (including the acquisitions of PGP, Helix, Magic Solutions and TIS). There can be no assurance that the Company will realize the desired benefits of these transactions. In order to successfully integrate these companies, the Company must, among other things, continue to attract and retain key management and other personnel; integrate, both from an engineering and a sales and marketing perspective, the acquired products (including Network General's Sniffer and CyberCop products, PGP's encryption products, Helix's utilities products, Magic Solution's help desk products and TIS's firewall products) into its suite of product offerings; integrate and develop a cohesive focused direct and indirect sales force for its product offerings; consolidate duplicate facilities; and develop name recognition for its new name. The diversion of the attention of management from the day-to-day operations of the Company, or difficulties encountered in the integration process, could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Need to Develop Enterprise and National Accounts Sales Force and Security Products Sales Force; Risks Related to Direct Sales Force" and "-- Use of Indirect Sales Channels; Need to Develop Indirect Sales Channel for Sniffer and PGP Security Products."

        During 1997, the Company incurred significant non-recurring charges associated with the Network General combination and the acquisitions of PGP and Helix. During the second quarter of 1998, the Company expects to incur additional non-recurring charges associated with the acquisitions of Magic Solutions and TIS. There can be no assurance that the Company will not incur additional material charges in subsequent quarters to reflect additional costs associated with these transactions and with respect to its name change and the marketing of its products under the "Network Associates" name.

        Risks Related to Certain Business Strategies. The Company has historically derived a significant majority of its revenues from the licensing of its flagship anti-virus products and Sniffer products. See "-- Dependence on Revenue from Flagship Anti-Virus and Sniffer Products." The Company is currently focusing its efforts on broadening its revenue base by providing network security and management solutions to enterprise customers, targeting in particular the Windows NT/Intel platform. In furtherance of this strategy, the Company recently organized its products into four product suites -- McAfee Total Virus Defense, PGP Total Network Security, and Sniffer Total Network Visibility and McAfee Total Virus Defense. These four product suites together form an integrated solution called "Net Tools" which utilizes a new pricing model. There can be no assurance that potential customers will respond favorably to the modified pricing structure and the lack of a favorable response could materially adversely affect the Company's operating results. Although the Company will continue to offer perpetual licenses with annual support and maintenance contracts for its Sniffer products, it is currently developing a subscription licensing model for those products. In addition, in an effort to increase total Sniffer unit sales the Company intends to develop software only versions of certain of its Sniffer products -- meaning that the Company would no longer sell the hardware components contained in these Sniffer products. There can be no assurance that the Company can produce a software only Sniffer product on a timely basis or at all, that customers will not continue to require that the Company provide the associated hardware platform and components, that total unit licenses of Sniffer products will increase over previous levels or that customers will react favorably to the subscription pricing model for Sniffer products. To the extent that customers do license Sniffer products on a two-year subscription basis or license significant amounts of software only Sniffer products, the Company's operating results and financial condition would likely be affected. In the case of subscription licenses, the Company would, among other things, expect an increase in deferred revenues related to the service portion of the two-year Sniffer license that would be capitalized on the Company's balance sheet. In the initial year of the license, the corresponding revenue would be lower than if the license were perpetual. In the case of the software only Sniffer product, for any individual license, the Company would expect lower total revenues and a higher overall gross margin related to the transaction, as the Company would not be selling the corresponding hardware component. Currently, the hardware component has a lower gross margin than the total product gross margin.

        The Company has been acquiring (and is continuing to investigate the acquisition of) existing independent agents and distributors of its products in certain strategic markets or has been converting these independent agents into resellers who must purchase Company products from Company approved distributors. These actions may require, among other things, that the Company provide the technical support to customers that was previously provided by such agents and distributors. There can be no assurance that the Company can provide such support as effectively or on a timely basis or at all, that the Company will operate any acquired distributor or agent as successfully as the previous operators, that the acquisition of any distributor or agent or the conversion of any agent into a reseller will result in the desired increased foreign revenues or that the Company is able to identify and retain suitable distributors in any market in which it converts an independent agent. See " -- Risks Associated with Acquisitions Generally" and " -- Risks Related to International Revenue and Activities."

        As part of the Net Tools concept, the Company is in the process of designing a centralized console from which the various component suites can be operated, administered and maintained utilizing a common look and feel. The Company faces significant engineering challenges related to these efforts. In addition, the Company faces significant engineering and other challenges related to the integration of its various security products (such as its recently acquired PGP encryption products and Network General CyberCop product) into a marketable suite of products and the development of a software only Sniffer product. Success of the Company's Net Tools suite strategy will also depend, in part, upon successful development and coordination of the Company's sales force; on successful development of a national accounts sales force and an effective indirect sales channel for the Company's Sniffer and PGP security products; and on the development and expansion of an effective professional services organization. See " -- Risks Associated with Recent Transactions," " -- Risks Associated with Acquisitions Generally," " -- Need to Develop Enterprise and National Accounts Sales Force and Security Products Sales Force; Risks Related to Direct Sales Force," " -- Use of Indirect Sales Channels; Need to Develop Indirect Sales Channel for Sniffer and PGP Security Products" and " -- Need to Expand and Develop An Effective Professional Services Organization."

        The foregoing factors, individually or in the aggregate, could materially adversely affect the Company's operating results and could make comparison of historic operating results and balances difficult or not meaningful.

        Risks Associated with Acquisitions Generally. The software industry has experienced and is expected to continue to experience a significant amount of consolidation. In addition, it is expected that the Company will grow internally and through strategic acquisitions in order, among other things, to expand the breadth and depth of its product suites and to build its professional services organization. The Company continually evaluates potential acquisitions of complementary businesses, products and technologies. In addition to the combination with Network General in December 1997, the Company has consummated a series of significant acquisitions since 1994, including the acquisition of Magic Solutions in April 1998, the acquisitions of PGP and Helix in December 1997, Cinco Networks, Inc. in August 1997, 3DV Technology, Inc. in March 1997, FSA Corporation of Canada in August 1996, Vycor Corporation in February 1996, Saber Software Corporation, Inc. in August 1995 and ProTools, Inc. in January 1994. In addition, since 1995 the Company has acquired a number of its international distributors, including distributors in Australia, Brazil, Japan and The Netherlands and is currently investigating acquisitions of additional foreign distributors. Past acquisitions have consisted of, and future acquisitions will likely include, acquisitions of businesses, interests in businesses and assets of businesses. Any acquisition, depending on its size, could result in the use of a significant portion of the Company's available cash or, if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's stockholders, and could result in the incurrence of significant acquisition related charges to earnings. Acquisitions by the Company may result in the incurrence or the assumption of liabilities, including liabilities that are unknown or not fully known at the time of acquisition, which could have a material adverse effect on the Company. Furthermore, there can be no assurance that any products acquired in connection with any such acquisition will gain acceptance in the Company's markets or that the Company will obtain the anticipated or desired benefits of such transactions.

        Achieving the anticipated benefits of an acquisition will depend, in part, upon whether the integration of the acquired business, products or technology is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. Moreover, successful acquisitions in the high technology industry may be more difficult to accomplish than in other industries. Combining a merged or acquired company requires, among other things, integration of product offerings and coordination of sales and marketing and research and development efforts. There can be no assurance that such an integration can be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. The integration of operations following an acquisition requires the dedication of management resources that may distract attention from the day-to-day business, and may disrupt key research and development, marketing or sales efforts. The inability of management to successfully integrate any acquisition could have a material adverse effect on the business, operating results and financial condition of the Company. In addition, as commonly occurs, during the pre-acquisition and integration phases of technology company acquisitions, aggressive competitors may undertake initiatives to attract customers and to recruit key employees through various incentives.

        Rapid Technological Change; Risks Associated with Product Development. The network security and management market is highly fragmented and is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. The Company's success depends upon its ability to offer a broad range of network security and management software products, to continue to enhance existing products, to develop and introduce in a timely manner new products that take advantage of technological advances, and to respond promptly to new customer requirements. While the Company believes that it offers one of the broadest product lines in the network management and security market, this market is continuing to evolve and customer requirements are continuing to change. As the market evolves and competitive pressures increase, the Company believes that it will need to further expand its product offerings. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, enhancements to its existing products or new products, or that such enhancements or new products will adequately address the changing needs of the marketplace.

        In addition, from time to time, the Company or its competitors may announce new products with new or additional capabilities or technologies. Such announcements of new products could have the potential to replace, or shorten the life cycles of, the Company's existing products and to cause customers to defer or cancel purchases of the Company's existing products.

        The Company has in the past experienced delays in software development, and there can be no assurance that the Company will not experience delays in connection with its current or future product development activities. Complex software products such as those offered by the Company may contain undetected errors or version compatibility issues, particularly when first introduced or when new versions are released, resulting in loss of or delay in market acceptance. For example, the Company experienced compatibility issues in connection with its recent NetShield upgrade, and the Company's anti-virus software products have in the past falsely detected viruses that did not actually exist. See " -- Risk of False Detection of Viruses." Delays and difficulties associated with new product introductions, performance or enhancements could have a material adverse effect on the Company's business, financial condition and results of operation.

        The Company's development efforts are impacted by the adoption or evolution of industry standards related to its products and the environments in which they operate. For example, no uniform industry standard has developed in the market for encryption security products. As industry standards are adopted or evolve, the Company may be required to modify existing products or develop and support new versions of existing products. In addition, to the extent that no industry standard develops, the Company's products and those of its competitors may be incompatible if they use competing standards, which could prevent or significantly delay overall development of the market for a particular product or products. The failure of the Company's products to comply, or delays in compliance, with existing or evolving industry standards could have a material adverse effect on the Company's business, financial condition and results of operation.

        The Company's long-term success will depend on its ability on a timely and cost-effective basis to develop upgrades and updates to its existing product offerings, to modify and enhance acquired products, and to introduce new products which meet the needs of current and potential customers. Future upgrades and updates may, among other things, include additional functionality, respond to user problems or address issues of compatibility with changing operating systems and environments. The Company believes that the ability to provide these upgrades and updates to users frequently and at a low cost is a key to success. For example, the proliferation of new and changing viruses makes it imperative to update anti-virus products frequently in order for the products to avoid obsolescence. Failure to release such upgrades and updates on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be successful in these efforts. In addition, future changes in Windows 95, Windows NT, NetWare or other popular operating systems may result in compatibility problems with the Company's products. Further, delays in the introduction of future versions of operating systems or lack of market acceptance of future versions of operating systems would result in a delay or a reduction in the demand for the Company's future products and product versions which are designed to operate with such future versions of operating systems. The Company's failure to introduce in a timely manner new products that are compatible with operating systems and environments preferred by desktop computer users would have a material adverse effect on the Company's business, financial condition and results of operations.

        Dependence on Revenue from Flagship Anti-Virus and Sniffer Products. In recent years, the Company has derived a substantial majority of its net revenue from its flagship McAfee anti-virus software products and Sniffer network fault and performance management products. These products are expected to continue to account for a significant portion of the Company's net revenue for the foreseeable future. Because of this concentration of revenue, a decline in demand for, or in the prices of, these anti-virus and network management products as a result of competition, technological change, a change in the Company's pricing model for such products, the inclusion of anti-virus or network management and analysis functionality in system hardware or operating system software or other software or otherwise, or a maturation in the respective markets for these products could have a material adverse effect on the Company's business, financial condition and results of operations.

        Dependence on Emergence of Network Management and Network Security Markets. The markets for the Company's network management and network security products are evolving, and their growth depends upon broader market acceptance of network management and network security software, including help desk software. Although the number of LAN-attached personal computers ("PCs") has increased dramatically, the network management and network security markets continue to be emerging markets and there can be no assurance that such markets will continue to develop or that further market development will be rapid enough to benefit the Company significantly. In addition, there are a number of potential approaches to network management and network security, including the incorporation of management and security tools into network operating systems. Therefore, even if network management and network security tools gain broader market acceptance, there can be no assurance that the Company's products will be chosen by organizations which acquire network management and network security tools. Furthermore, to the extent that either the network management or network security market does continue to develop, the Company expects that competition will increase. See "-- Competition" and "-- Risk of Inclusion of Network Security and Management Functionality in Hardware and Other Software."

        Competition. The markets for the Company's products are intensely competitive and the Company expects competition to increase in the near-term. The Company believes that the principal competitive factors affecting the markets for its products include performance, functionality, quality, customer support, breadth of product line, frequency of upgrades and updates, integration of products, manageability of products, brand name recognition, company reputation and price. Certain of the criteria upon which the performance and quality of the Company's anti-virus software products compete include the number and types of viruses detected, the speed at which the products run and ease of use. Certain of the Company's competitors have been in the network management market longer than the Company, and other competitors, such as Symantec Corporation ("Symantec"), Intel Corporation ("Intel"), Seagate Technology Inc. ("Seagate") and Hewlett-Packard Company ("HP"), are larger and have greater name recognition than the Company. The Company will also need to develop name recognition for its new name, "Network Associates." In addition, certain larger competitors such as Intel, Microsoft and Novell Inc. ("Novell") have established relationships with hardware vendors related to their other product lines. These relationships may provide them with a competitive advantage in penetrating the OEM market with their network security and management products. As is the case in many segments of the software industry, the Company has been encountering, and expects to further encounter, increasing competition. This increased competition could reduce average selling prices and, therefore, profit margins. Competitive pressures could result not only in sustained price reductions but also in a decline in sales volume, which events would materially adversely affect the Company's business, financial condition and results of operations. In addition, competitive pressures may make it difficult for the Company to maintain or exceed its growth rate.

        Although there is a trend toward consolidation in the network security and management market, the market is currently highly fragmented with products offered by many vendors. The Company's principal competitor is the Peter Norton Group of Symantec in the network security market and Intel's LanDesk in the network management market. The Company's other competitors include Computer Associates/Cheyenne Software, IBM, Seagate, the Dr. Solomon Group and Trend Micro, Inc., as well as numerous smaller companies and shareware authors that may in the future develop into stronger competitors or be consolidated into larger competitors. In the encryption portion of the security market, the Company's principal competitors are Security Dynamics Technologies, Inc., Cylink Corporation, Entrust Technologies and VeriSign, Inc. The Company's principal competitors in the help desk market are Remedy Corporation, Software Artistry (recently acquired by Tivoli Systems/IBM) and Magic Solutions, Inc. The Company's principal competitor in the software-based network fault and performance management market is HP, with other competitors including Azure Technologies Incorporated, Concord Communications, DeskTalk Systems, Kaspia Systems, Shomiti Systems, Inc. and Wandel & Goltermann, Inc. The Company also faces competition in the security market from Cisco, Security Dynamics Technologies, Inc., Checkpoint Software and other vendors in the encryption/firewall market. In addition, the Company faces competition from large and established software companies such as Microsoft, Intel, Novell and HP which offer network management products as enhancements to their network operating systems. As the network management market develops, the Company may face increased competition from these large companies, as well as other companies seeking to enter the market. The trend toward enterprise-wide network management and security solutions may result in a consolidation of the network management and security market around a smaller number of vendors who are able to provide the necessary software and support capabilities. In addition, to the extent that the Company is successful in developing its Net Tools suite of products designed around a centralized management and administration console for the Windows NT platform, the Company will likely compete with large computer systems management companies such as Tivoli Systems (TME) and Computer Associates (Unicenter). There can be no assurance that the Company will continue to compete effectively against existing and potential competitors, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than the Company. In addition, there can be no assurance that software vendors who currently use traditional distribution methods will not in the future decide to compete more directly with the Company by utilizing electronic software distribution.

        The competitive environment for anti-virus software internationally is similar to that in North America, although local competitors in specific foreign markets present stronger competition and shareware authors control a more significant portion of the European market. The international market for network management software has developed more slowly than the North American market, although larger competitors such as Intel and Symantec have begun to penetrate European markets. Asian markets have lagged significantly behind North America and Europe in their adoption of networking technology. There can be no assurance that the Company will be able to compete successfully in international markets.

        Need to Develop Enterprise and National Accounts Sales Force and Security Products Sales Force; Risks Related to Direct Sales Force. In connection with its recent acquisitions and as part of its evolving strategy of offering product suites under the Net Tools umbrella, the Company has recently reorganized its direct sales force into three tiers. The first tier focuses on the sale of the full product suite under the Net Tools umbrella to enterprise and national account customers. The second tier consists of four separate sales groups focused on the sale of the individual product suites (i.e., McAfee Total Virus Defense; PGP Total Network Security; Sniffer Total Network Visibility; or McAfee Total Service Desk) to the departmental level. The third tier consists of four separate outbound corporate telesales forces who actively market the Company's individual product suites to customers with less than 1,000 nodes. The Company historically has not had a large enterprise or national accounts sales force and only recently developed a direct sales group focused on these larger accounts. In addition, the Company has not historically had a separate sales force focused on the sale of its suite of security products (many of which were only recently acquired and are currently being engineered into a common suite). To succeed in the direct sales channel for the enterprise and national accounts market and for the sale of the separate security product suite, the Company will be required to build a significant direct sales organization and will be required to attract and retain qualified personnel, which personnel will require training about, and knowledge of, product attributes for the Company's suite of products. There can be no assurance that the Company will be successful in building the necessary sales organization or in attracting, retaining or training these individuals. Historically, the Company has sold its products at the departmental level. To succeed in the enterprise and national accounts market will require, among other things, establishing relationships and contacts with senior technology officers at these accounts. There can be no assurance that the Company or its sales force will be successful in these efforts.

        The Company's sales organization structure may result in multiple customer contacts by different Company sales representatives (particularly in circumstances where the customer has multiple facilities and offices), a lack of coordination between the Company's various sales organizations and a lack of focus by the individual sales representatives on their designated customers or products. The occurrence of these events could lead to customer confusion, disputes in the sales force and lost revenue opportunities which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, while the development of a direct sales channel reduces the Company's dependence on resellers and distributors, it may lead to conflicts for the same customers and further customer confusion, pressure by current and prospective customers for price reductions on products and, consequently, in reductions in the Company's gross margin and operating profit.

        Use of Indirect Sales Channels; Need to Develop Indirect Sales Channel for Sniffer and PGP Security Products. The Company markets a significant portion of its products to end-users through distributors, resellers and VARs. The Company's distributors sell other products that are complementary to, or compete with, those of the Company. While the Company encourages its distributors to focus on its products through market and support programs, there can be no assurance that these distributors will not give greater priority to products of other suppliers, including competitors.

        The Company does not have an extensive indirect sales channel for its Network Sniffer products or its PGP security products. To succeed in the indirect sales channel, the Company will be required to build a more extensive network of distributors, resellers and VARs who will support and market these products. These indirect channel participants will require significant training about, and knowledge of, product attributes for these products and the related product suites. There can be no assurance that the Company can successfully establish such an indirect channel on a timely basis or at all or that such a channel, once established, can be maintained.

        The Company's agreements with its distributors provide for a right of return. This right of return may be triggered by a number of events, including returns to distributors by end users, inaccurate estimates of end user demand by distributors, increased purchases by distributors in response to sales incentives or transitions to new products or versions of products. As a result of this right of return, revenue recognized by the Company upon sales to distributors is subject to a reserve for returns. Returns could exceed reserves as a result of distributors holding excessive Company product inventory. There can be no assurance that current or future reserves established by the Company will be adequate.

        Need to Expand and Develop An Effective Professional Services Organization; Risks Related to Third-Party Professional Services. As the Company's products and computer networks become more complex, customers will increasingly require greater professional assistance in the design, installation, configuration and implementation of their networks and acquired products. To date, the Company has relied on its limited professional services capabilities and increasingly on outside professional service providers (including its distributors, resellers and system integrators). There can be no assurance that third party service providers can or will continue to be willing to provide adequate levels (both in terms of time and quality) of professional services. Moreover, reliance on these third parties reduces the Company's control over the provision of support services for its products and places a greater burden on these third parties, which, in turn, could delay the Company's recognition of product revenue, could harm the Company's relationships or reputation with such third parties or the end users of its products and could result in decreased future sales of, or prices for, its products.

        To more effectively service its customer's evolving needs, the Company intends to significantly expand and develop its worldwide professional service organization. There can be no assurance that the Company will be successful in its efforts to expand and develop an effective professional services organization. This will require that the Company hire and train additional service professional who must be continually trained and educated to ensure that they possess sufficient technical skills and product knowledge. In particular, the market for qualified professionals is intensely competitive, making hiring and retention difficult. The Company expects significant competition in this market from existing providers of professional services and future entrants. The Company must also properly price its services to attract customers, while maintaining sufficient margins for its services. The Company expects that it will have lower profit margins on its service revenues. The failure to develop an effective professional services organization could have a material adverse effect on the Company's business, financial condition and results of operations.

        Reliance on Microsoft Technology. Although the Company intends to support other operating systems, the Company's mission is to be the leading supplier of network security and management products for Windows NT/Intel based networks. Sales of the Company's products would be materially and adversely affected by market developments which are adverse to the Windows operating environments, including the failure of users and application developers to accept Windows NT. In addition, the Company's ability to develop products using the Windows operating environments is substantially dependent on its ability to gain timely access to, and to develop expertise in, current and future developments by Microsoft, of which there can be no assurance.

        Risks Associated with Failure to Manage Growth. The Company's growth internally and through its numerous acquisitions has placed, and any further expansion would continue to place, a significant strain on its limited personnel, management and other resources. In the future, the Company's ability to manage any growth, particularly with the anticipated expansion of the Company's international business and growth in indirect channel business, will require it to attract, train, motivate and manage new employees successfully, to effectively integrate new employees into its operations and to continue to improve its operational, financial, management and information systems and controls. The failure to effectively manage any further growth could have a material adverse effect on the Company's business, financial condition and results of operations.

        Proprietary Technology and Rights. The Company's success is heavily dependent upon proprietary software technology. The Company relies on a combination of contractual rights, trademarks, trade secrets and copyrights to establish and protect proprietary rights in its software. There can be no assurance these protections will be adequate or that competitors will not independently develop technologies or products that are substantially equivalent or superior to the Company's products.

        The Company does not typically obtain signed license agreements from its corporate, government and institutional customers who license products directly from it. The Company includes an electronic version of a "shrink-wrap" license in all of its electronically distributed software and a printed license in the box for its products distributed through traditional distribution channels in order to protect its copyrights and trade secrets in those products. Since none of these licenses are signed by the licensee, many authorities believe that such licenses may not be enforceable under the laws of many states and foreign jurisdictions. In addition, the laws of some foreign countries either do not protect proprietary rights or offer only limited protection for those rights. There can be no assurance that the steps taken by the Company to protect its proprietary software technology will be adequate to deter misappropriation of this technology. For example, the Company is aware that a substantial number of users of its anti-virus products have not paid any registration or license fees to the Company. Changing legal interpretations of liability for unauthorized use of the Company's software, or lessened sensitivity by corporate, government or institutional users to avoiding copyright infringement, could have a material adverse effect on the Company's business, financial condition and results of operations.

        The Company's principal assets are its intellectual property, and the Company competes in an increasingly competitive market. There has been substantial litigation regarding intellectual property rights of technology companies. The Company has in the past been, and currently is, subject to litigation related to its intellectual property (including a pending unfair trade practice case and a patent infringement case involving Symantec and Trend Micro Inc., respectively). There can be no assurance that there will be no developments arising out of such pending litigation or any other litigation to which the Company is or may become party which could have a material adverse effect on the Company's business, financial condition and results of operation.

        In addition, as the Company may acquire a portion of software included in its products from third parties, its exposure to infringement actions may increase because it must rely upon such third parties as to the origin and ownership of any software being acquired. Similarly, exposure to infringement claims exists and will increase to the extent that the Company employs or hires additional software engineers previously employed by competitors, notwithstanding measures taken by them to prevent usage by such software engineers of intellectual property used or developed by them while employed by a competitor. In the future, litigation may be necessary to enforce and protect trade secrets and other intellectual property rights owned by the Company. The Company may also be subject to litigation to defend it against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all.

        Proprietary Technology and Rights; Litigation. The Company's success is heavily dependent upon proprietary software technology. The Company relies on a combination of contractual rights, trademarks, trade secrets and copyrights to establish and protect proprietary rights in its software. There can be no assurance these protections will be adequate or that competitors will not independently develop technologies or products that are substantially equivalent or superior to the Company's products.

        Network Associates has changed its legal name to "Networks Associates, Inc." and has begun conducting business as "Network Associates." Four companies, (Network Associates Corporation and The Network Associates in California; Network Associates, Inc. in Kansas; and Network Associates, Inc. in Oregon) have made claims (including various trademark claims) or demands with respect to Network Associates' use of the name Network Associates. Network Associates Corporation filed suit in Superior Court of California for the county of Santa Clara on February 25, 1998, seeking among other things, a preliminary and permanent injunction restraining Network Associates from using in California the name "Network Associates" or "Network Associates, Inc." and unspecified compensatory and punitive damages. A preliminary injunction hearing is scheduled for June 4, 1998, but the parties have reached an agreement in principle to settle the matter.

        On April 24, 1997, Network Associates was served by Symantec with a suit filed in the United States District Court, Northern District of California, San Jose Division, alleging copyright infringement and unfair competition by Network Associates. Symantec alleges that Network Associates' computer software program called "PC Medic" copied portions of Symantec's computer software program entitled "CrashGuard." Symantec's complaint sought injunctive relief and unspecified money damages. On July 20, 1997, Symantec sought leave to amend its complaint to include additional allegations of copyright infringement and trade secret misappropriation pertaining to Network Associates' "VirusScan" product. Symantec sought injunctive relief and unspecified money damages. On October 6, 1997, the Court issued an order granting Symantec's motion to amend its complaint and enjoining Network Associates from shipping any product containing either an approximately 30-line routine found in Crash Guard or an approximately 100-line routine found in a Symantec DLL. The Court's order expressly stated that "the court is not enjoining the sale or distribution of [McAfee's] current product." On December 19, 1997, the Court denied Symantec's motion to enjoin sale or distribution of Network Associates' current PC Medic product. On February 11, 1998, Symantec filed another motion seeking leave to again amend its complaint to include additional allegations of trade secret misappropriation, unfair competition, interference with economic advantage and contractual relations and violations of the Racketeer Influenced and Corrupt Organization Act ("RICO"), in connection with the alleged use by Network Associates employees of proprietary Symantec customer information. Network Associates will move to dismiss the RICO claim. Symantec also filed a motion for a preliminary injunction relating to these new allegations which is scheduled for hearing on June 5, 1998. Trial is currently set for September 1998.

        On May 13, 1997, Trend Micro, Inc. ("Trend") filed suit in United States District Court for the Northern District of California against both Network Associates and Symantec. Trend alleges that Network Associates' "WebShield" and "GroupShield" products infringe a Trend patent which issued on April 22, 1997. Trend's complaint seeks injunctive relief and unspecified money damages. On June 6, 1997, Network Associates filed its answer denying any infringement. Network Associates also filed counterclaims against Trend alleging unfair competition, false advertising, trade libel, and interference with prospective economic advantage. On September 19, 1997, Symantec filed a motion to sever Trend's action against Network Associates from its action against Symantec. Network Associates did not oppose Symantec's motion to sever, other than to recommend a joint hearing on patent claim interpretation. On December 19, 1997, the Court granted Symantec's motion to sever and adopted Network Associates' recommendation regarding a joint hearing on patent claim interpretation. As a result of the Court's decision, Trend's actions against Network Associates and Symantec will proceed separately. The Court has set the date for the joint patent claim interpretation hearing for September 1998. Thirty days after the joint patent claim interpretation hearing, the Court has indicated it will set further dates for discovery and trial. Trend and Symantec have stated that they have settled the case between them, although no formal dismissal notice has been received by the Company.

        On May 6, 1997, RSA Data Security, Inc. ("RSA") filed a lawsuit against PGP, a wholly owned subsidiary of Network Associates since December 9, 1997, in San Mateo County Superior Court. RSA seeks a declaration from the court that certain paragraphs of a license agreement between PGP and Public Key Partners (the "License Agreement") have been terminated and certain other paragraphs have survived RSA's purported termination of the License Agreement. RSA, which purports to act on behalf of Public Key Partners, also seeks an accounting of PGP's sales of products subject to the License Agreement. PGP denies that RSA has the authority to act on behalf of Public Key Partners, and denies that the License Agreement has been breached or terminated in whole or in part. On May 22, 1997, PGP filed a motion to compel arbitration of the action pursuant to an arbitration clause in the License Agreement. PGP's motion was granted on October 9, 1997. The Court stayed the state court proceedings and ordered the action to arbitration. The arbitration proceedings are in the preliminary stages.

        On October 14, 1997, RSA filed a patent infringement lawsuit against PGP in the United States District Court for the Northern District of California. RSA alleges PGP has infringed one of the patents which was licensed to PGP under the License Agreement. On November 4, 1997, PGP moved to stay the federal action, or, in the alternative, compel it to arbitration. On December 23, 1997, RSA filed a motion to amend its complaint to include Network Associates as defendant. On March 2, 1998, the court granted PGP's motion to stay the federal patent action. A status conference is scheduled for September 14, 1998, at which time RSA may ask the court to lift the stay if the case has not been arbitrated or settled by that time. On April 15, 1998, RSA filed a third lawsuit on the same patent against the Company. Counsel for the Company intend to ask the Court to stay this action also.

        On September 15, 1997, Network Associates was named as a defendant in a patent infringement action filed by Hilgraeve Corporation ("Hilgraeve") in the United States District Court, Eastern District of Michigan. Hilgraeve alleges that Network Associates' VirusScan product infringes a Hilgraeve patent which was issued on June 7, 1994. Hilgraeve's action seeks injunctive relief and unspecified money damages. The case is in discovery. The Court had originally set a fact discovery cut-off of July 15, 1998 and an expert discovery cut-off of September 15, 1998, with a status conference on September 22, 1998. Because of a recent change in its counsel, the Company intends to ask the Court to continue those dates. No trial date has been set.

        The Company does not typically obtain signed license agreements from its corporate, government and institutional customers who license products directly from it. The Company includes an electronic version of a "shrink-wrap" license in all of its electronically distributed software and a printed license in the box for its products distributed through traditional distribution channels in order to protect its copyrights and trade secrets in those products. Since none of these licenses are signed by the licensee, many authorities believe that such licenses may not be enforceable under the laws of many states and foreign jurisdictions. In addition, the laws of some foreign countries either do not protect proprietary rights or offer only limited protection for those rights. There can be no assurance that the steps taken by the Company to protect its proprietary software technology will be adequate to deter misappropriation of this technology. For example, the Company is aware that a substantial number of users of its anti-virus products have not paid any registration or license fees to the Company.

Changing legal interpretations of liability for unauthorized use of the Company's software, or lessened sensitivity by corporate, government or institutional users to avoiding copyright infringement, could have a material adverse effect on the Company's business, financial condition and results of operations.

        The Company's principal assets are its intellectual property, and the Company competes in an increasingly competitive market. There has been substantial litigation regarding intellectual property rights of technology companies. The Company has in the past been, and currently is, subject to litigation related to its intellectual property. There can be no assurance that there will be no developments arising out of such pending litigation or any other litigation to which the Company is or may become party which could have a material adverse effect on the Company's business, financial condition and results of operation.

        In addition, as the Company may acquire a portion of software included in its products from third parties, its exposure to infringement actions may increase because it must rely upon such third parties as to the origin and ownership of any software being acquired. Similarly, exposure to infringement claims exists and will increase to the extent that the Company employs or hires additional software engineers previously employed by competitors, notwithstanding measures taken by them to prevent usage by such software engineers of intellectual property used or developed by them while employed by a competitor. In the future, litigation may be necessary to enforce and protect trade secrets and other intellectual property rights owned by the Company. The Company may also be subject to litigation to defend it against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all.

        Risks Related to International Revenue and Activities. In 1997, 1996 and 1995, net revenue from international licenses represented approximately 28%, 24% and 25%, respectively, of the Company's net revenue. Historically, the Company has relied primarily upon independent agents and distributors to market its products internationally. The Company expects that international revenues will continue to account for a significant percentage of net revenue. The Company also expects that a significant portion of such international revenue will be denominated in local currencies. To reduce the impact of foreign currency fluctuations, the Company uses non-leveraged forward currency contracts. However, there can be no assurance that the Company's future results of operations will not be adversely affected by such fluctuations or by costs associated with currency risk management strategies. Other risks inherent in international revenue generally include the impact of longer payment cycles, greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, seasonality due to the slowdown in European business activity during the third quarter, tariffs and other trade barriers, uncertainties relative to regional economic circumstance (such as the current economic turbulence in Asia), political instability in emerging markets and difficulties in staffing and managing foreign operations. There can be no assurance that these factors will not have a material adverse effect on the Company's future international license revenue. Further, in countries with a high incidence of software piracy, the Company may experience a higher rate of piracy of its products.

        There are a number of additional risks related to the export of the Company's PGP security products. See "-- Risks Relating to Cryptography Technology."

        In addition, a portion of the Company's international revenue is expected to continue to be generated through independent agents. Since these agents will not be employees of the Company and will not be required to offer the Company's products exclusively, there can be no assurance that they will continue to market the Company's products. Also, the Company is likely to have limited control over its agents, limited access to the names of the customers to whom the agents sell its products and limited knowledge of the information provided by, or representations made by, these agents to its customers.

        Risk of Sabotage. Given the Company's high profile in the anti-virus software market, the Company has been a target of computer "hackers" who have created viruses to sabotage its products. While to date these viruses have been discovered quickly and their dissemination has been limited, there can be no assurance that similar viruses will not be created in the future, that they will not cause damage to users' computer systems and that demand for the Company's software products will not suffer as a result. In addition, since the Company does not control diskette duplication by distributors or its independent agents, there can be no assurance that diskettes containing the Company's software will not be infected.

        Risk of False Detection of Viruses. The Company's anti-virus software products have in the past and may at times in the future falsely detect viruses that do not actually exist. Such "false alarms," while typical in the industry, may impair the perceived reliability of the Company's products and may therefore adversely impact market acceptance of the Company's products. In addition, the Company has in the past been subject to litigation claiming damages related to a false alarm, and there can be no assurance that similar claims will not be made in the future.

        Risks Relating to Cryptography Technology. Certain of the Company's PGP network security products, technology and associated assistance are subject to export restrictions administered by the U.S. Department of State and the U.S. Department of Commerce, which permit the export of encryption products only with the required level of export license. In addition, these U.S. export laws prohibit the export of encryption products to a number of countries deemed hostile by the U.S. government. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of Commerce Commodity jurisdiction. As result of this regulatory regime, foreign competitors facing less stringent controls on their products may be able to compete more effectively than the Company in the global market. While the Company has obtained approval from the Department of Commerce to export to certain end users, there can be no assurance that the U.S. government will approve pending or future export license requests. Further, there can be no assurance that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, will not be revised from time to time. Failure to obtain the required licenses or the costs of compliance could have a material adverse effect on the Company's international revenues.

        The Company's PGP network security products are dependent on the use of public key cryptography technology, which depends in part on the application of certain mathematical principles known as "factoring." The security afforded by public key cryptography technology is predicated on the assumption that the factoring of the composite of large prime numbers is difficult. Should an easy factoring method be developed, then the security afforded by encryption products utilizing public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of the Company's existing products and services obsolete or unmarketable. There can be no assurance that such developments will not occur. Moreover, even if no breakthroughs in factoring or other methods of attacking cryptographic systems are made, factoring problems can theoretically be solved by computer systems significantly faster and more powerful than those presently available. If such improved techniques for attacking cryptographic systems are ever developed, it could have a material adverse effect on the Company's business, operating results and financial condition.

        Product Liability. The Company's anti-virus and network management software products are used to protect and manage computer systems and networks that may be critical to organizations and, as a result, the sale and support of these products by the Company may entail the risk of product liability and related claims. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective under the laws of certain jurisdictions, particularly in circumstances involving unsigned licenses. A product liability claim brought against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

        Dependence upon Key Personnel. The success of the Company will depend to a significant extent upon a number of key technical and management employees. While employees are required to sign standard agreements concerning confidentiality and ownership of inventions, Company employees are generally not otherwise subject to employment agreements or to noncompetition covenants. The loss of the services of any key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain life insurance policies on its key employees. The ability of the Company to achieve its revenue and operating performance objectives will depend in large part on its ability to attract and retain technically qualified and highly skilled sales, consulting, technical, marketing and management personnel. Competition for such personnel is intense and is expected to remain so for the foreseeable future. There can be no assurance the Company will be successful in retaining its existing key personnel and in attracting and retaining the personnel it requires, and failure of the Company to retain and grow its key employee population could adversely affect the Company's business and operating results. In early April 1998, Messrs. Leslie Denend, David Carson and John Stringer resigned from their positions as executive officers of the Company. Mr. Denend will remain a director of the Company. Additions of new and departures of existing personnel, particularly in key positions, can be disruptive and can result in departures of existing personnel, which could have a material adverse effect upon the Company's business, operating results and financial condition.

        Customer Purchase Decisions; Potentially Longer Sales and Implementation Cycles for Certain Products Suites. The products offered by the Company may be considered to be capital purchases by certain customers or prospective customers. Capital purchases are often considered discretionary and, therefore, are canceled or delayed if the customer experiences a downturn in its business or prospects or as a result of economic conditions in general. Any such cancellation or delay could adversely affect the Company's results of operations. In addition, as the Company proceeds with its strategy of selling product suites under the Net Tools umbrella (particularly to larger enterprise and national accounts), its sales cycle is likely to lengthen. Such sales may involve a lengthy education process and a significant technical evaluation and commitment of capital and other resources and may be subject to the risk of delays associated with customers' internal budget and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. Because of the potentially lengthy sales cycle and the potentially large size of such orders, if orders forecasted for a specific customer for a particular quarter are not realized or revenues are not otherwise recognized in that quarter, the Company's operating results for that quarter could be materially adversely affected. See "-- Variability of Quarterly Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Although the Company believes that its products and systems are Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, operating results and financial condition. The business, operating results and financial condition of the Company's customers could be adversely affected to the extent that they utilize third-party software products which are not Year 2000 compliant. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition.

        Supplier Dependence; Third Party Manufacturing. Certain of the Company's products contain critical components supplied by a single or a limited number of third parties. The Company has been required to purchase and inventory certain of the computer platforms around which it designs its network fault and performance management products to ensure an available supply of the product for its customers. Any significant shortage of these platforms or other components or the failure of the third party supplier to maintain or enhance these products could lead to cancellations of customer orders or delays in placement of orders which could materially adversely affect the Company's results of operations. If the Company's purchase of such components or platforms exceeds demand, the Company could incur losses or other charges in disposing of excess inventory, which could also materially adversely affect the Company's results of operations.

        The Company's manufacturing operations consist primarily of final assembly, testing and quality control of materials, components, subassemblies and systems for its Sniffer based products. The Company intends to outsource these manufacturing operations in 1998. There can be no assurance that the Company will be able to qualify and secure on commercially acceptable terms satisfactory third party manufacturers on a timely basis or at all. In addition, reliance on third party manufacturers will involve a number of risks, including the lack of direct control over the manufacturing process, the absence or unavailability of adequate capacity and reduced control over delivery schedules, quality control and costs. In the event that, once initially secured, the Company's third party manufacturers are unable or unwilling to continue to manufacture the Sniffer based products in required volumes, on a cost effective basis, in a timely manner or at all, the Company will have to secure additional manufacturing capacity. Even if such additional capacity is available at commercially acceptable terms, the qualification process could be lengthy and could create delay in product shipments.

        TIS Related Risks. There are certain other risks associated with the business of TIS which are described in the Registration Statement on Form S-3 filed with the Commission in connection with the pending TIS acquisition. These additional risks are incorporated by reference herein and include risks related to TIS's security products and risks of doing business with the U.S. government.

        Possible Price Volatility of Common Stock and Debentures. The trading price of the Company's Common Stock has historically been, and is expected to be, subject to wide fluctuations. The market price of the Debentures and the shares of Common Stock into which the Debentures are convertible may be significantly impacted by quarterly variations in financial performance, shortfalls in revenue or earnings from levels forecast by securities analysts, changes in estimates by such analysts, market conditions in the computer software or hardware industries, product introductions by the Company or its competitors, announcements of extraordinary events such as acquisitions or litigation or general economic conditions. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which the Company does business or relating to the Company specifically could result in an immediate and adverse effect on the market price of the Debentures and the Common Stock into which the Debentures are convertible. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology and emerging growth companies, often unrelated to the operating performance of the specific companies. There can be no assurances that the market price of the Debentures and the Common Stock into which the Debentures are convertible will not decline below the levels prevailing at the time of this offering. Securities class action lawsuits are often brought against companies following periods of volatility in the market price of their securities. Any such litigation against the Company could result in substantial costs and a diversion of resources and management attention.

        Subordination. The Debentures are unsecured and subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company and in certain other events, the assets of the Company will be available to pay its obligations with respect to the Debentures only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Debentures then outstanding. The Debentures also are effectively subordinated in right of payment to all the liabilities, including trade payables, of the Company's subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness by the Company or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations with respect to the Debentures. As of March 31, 1998, the Company had no indebtedness outstanding that would have constituted Senior Indebtedness, and as of the same date the Company's subsidiaries had approximately $[ ] million of indebtedness and other liabilities outstanding (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the Debentures would have been effectively subordinated. The Company anticipates that from time to time it will incur indebtedness, including Senior Indebtedness, and that it and its subsidiaries will from time to time incur other additional indebtedness and liabilities. See "Description of Debentures --Subordination of Debentures."

        Limitations on Repurchases and Redemptions of Debentures. On February 13, 2003, February 13, 2008 and February 13, 2013 (each, a "Purchase Date"), the Company will become obligated to purchase, at the option of the holder thereof, any outstanding Debenture, subject to certain conditions. In addition, upon a Fundamental Change (as defined), each holder of the Debentures will have certain rights, at the holder's option, to require the Company to redeem all or a portion of such holder's Debentures. There can be no assurance that the Company would have sufficient funds to pay the repurchase price on any Purchase Date (in which case, the Company could be required to issue shares of Common Stock to pay the repurchase price at valuations based on then prevailing market prices) or, in the event of a Fundamental Change, the redemption price for all the Debentures tendered by the holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including Senior Indebtedness) to which the Company becomes a party may contain restrictions or prohibitions on the repurchase or redemption of the Debentures. In the event a Purchase Date or a Fundamental Change occurs at a time when the Company is prohibited from repurchasing or redeeming the Debentures, the Company could seek the consent of its then existing lenders to repurchase or redeem the Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing the Debentures or redeeming the Debentures. In such case, the Company's failure to repurchase or redeem Debentures required to be repurchased or redeemed under the terms of the Indenture would constitute an Event of Default under the Indenture and would likely constitute a default under the terms of any other indebtedness of the Company outstanding at such time. In such circumstances, or if a Fundamental Change would in and of itself constitute an event of default under Senior Indebtedness then outstanding, the subordination provisions in the Indenture would likely prohibit or restrict payments to the holders of Debentures. The term "Fundamental Change" is limited to certain specified transactions and does not include all events that could adversely affect the Company's financial condition or operating results. The requirement that the Company offer to redeem the Debentures upon a Fundamental Change will not necessarily protect holders of the Debentures in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company. See "Description of Debentures -- Redemption at Option of the Holder Upon a Fundamental Change."

        Absence of Public Market for the Debentures. The Debentures were issued in February 1998 in a private placement to a small number of institutional buyers. The Debentures issued in the initial private placement have been designated for trading on the Portal Market. Debentures sold pursuant to this Prospectus will not remain eligible for trading on the Portal Market. The Company does not intend to list the Debentures on any national securities exchange or on The Nasdaq Stock Market. There can be no assurance that an active trading market for the Debentures will develop or, if one does develop, that it will be maintained. If an active trading market for the Debentures fails to develop or be sustained, the trading price of such Debentures could be adversely affected, and holders of the Debentures may experience difficulty in reselling the Debentures or may be unable to sell them at all. If a public trading market develops for the Debentures, future trading prices of the Debentures will depend upon many factors, including, among other things, prevailing interest rates and the market price of the shares of Common Stock.

        Initial Ratings Risks. The Company believes it is likely that one or more rating agencies may rate the Debentures. There can be no assurance that any such agency or agencies will rate the Debentures or, if they do, what rating or ratings they will assign to the Debentures. If one or more rating agencies assign the Debentures a rating lower than generally expected by investors, such event would likely have an adverse effect on the market price of the Debentures.

        Effect of Certain Provisional Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The board of directors of the Company has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote of action by its stockholders. The rights of the holders of Company Common Stock is subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Further, certain provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws, such as a classified board, could delay or make a more difficult a merger, tender offer or proxy contest involving the Company. While such provisions are intended to enable the Company's Board to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's Common Stock.

                             SELLING SECURITYHOLDERS

        The Debentures were originally issued by the Company in a private placement and were resold by the initial purchasers thereof to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) in transactions exempt from registration under the Securities Act, and in sales outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The Debentures and the Conversion Shares that may be offered pursuant to this Prospectus are offered by the Selling Securityholders. The following table sets forth certain information as of April 14, 1998 concerning the principal amount of Debentures beneficially owned by each Selling Securityholder and the number of Conversion Shares that may be offered from time to time pursuant to this Prospectus.

                                                           PRINCIPAL
                                                           AMOUNT OF
                                                         DEBENTURES AT
                                                            MATURITY                           NUMBER OF
                                                          BENEFICIALLY      PERCENTAGE OF      CONVERSION     PERCENTAGE OF
                                                           OWNED-THAT         DEBENTURES       SHARES THAT    COMMON STOCK
                     NAME                                  MAY BE SOLD       OUTSTANDING      MAY BE SOLD(1)  OUTSTANDING(2)
-----------------------------------------------          --------------     -------------     --------------  --------------
AAM - Zazove Institutional Income Fund, L.P.               $  5,080,000            *              28,915           *

Aim Balanced Fund                                          $  7,200,000            *              40,982           *

Alexandra Global Investment Fund 1                         $ 18,000,000          2.0%            102,456           *

Allstate Insurance Company                                 $  8,500,000            *              48,382           *

American Investors Life Insurance Company,
Inc.                                                       $  4,000,000            *              22,768           *

BancAmerica Robertson Stephens                             $ 10,435,000          1.2%             59,396           *

Baptist Health                                             $    443,000            *               2,521           *

Boston College Endowment Fund                              $    260,000            *               1,479           *

Boston Museum of Fine Art                                  $    189,000            *               1,075           *

BT Alex. Brown Incorporated                                $  4,500,000            *              25,614           *

BT Holdings                                                $  8,000,000            *              45,536           *

California Public Employees' Retirement
System                                                     $  4,965,357            *              28,262           *

Century National Insurance Co.                             $  1,000,000            *               5,692           *

Chrysler Corporation Master Retirement Trust               $  8,275,000            *              47,101           *

                                                           PRINCIPAL
                                                           AMOUNT OF
                                                         DEBENTURES AT
                                                            MATURITY                           NUMBER OF
                                                          BENEFICIALLY      PERCENTAGE OF      CONVERSION     PERCENTAGE OF
                                                           OWNED-THAT         DEBENTURES       SHARES THAT    COMMON STOCK
                     NAME                                  MAY BE SOLD       OUTSTANDING      MAY BE SOLD(1)  OUTSTANDING(2)
-----------------------------------------------          --------------     -------------     --------------  --------------
Chrysler Insurance Co.                                     $     40,000            *                 227           *

David Lipscomb University General
Endowment                                                  $    215,000            *               1,223           *

Delaware Group Premium Fund, Inc.
Convertible Securities Series                              $    117,318            *                 667           *

Delta Air Lines Master Trust                               $  6,000,000            *              34,152           *

Deutsche Bank A.G                                          $ 59,750,000          6.8%            340,097           *

Deutsche Morgan Grenfell                                   $ 26,540,000          3.0%            151,065           *

Donaldson, Lufkin & Jenrette Securities Corp.              $  2,250,000            *              12,807           *

Dunham & Associates Fund II                                $    133,000            *                 757           *

Dunham & Associates Fund III                               $     70,000            *                 398           *

Employers Reinsurance Corp.                                $  3,000,000            *              17,076           *

Employers Reinsurance Corp.                                $    700,000            *               3,984           *

Equitable Life Assurance Seperate Account
Balanced                                                   $    385,000            *               2,191           *

Equitable Life Assurance Seperate Account
Convertibles                                               $  6,625,000            *              37,709           *

Equity Portfolio                                           $ 20,000,000          2.3%            113,840           *

Engineers Joint Pension Fund                               $    695,000            *               3,955           *

Fort Dearborn Life Insurance Co.                           $    350,000            *               1,992           *

The Frist Foundation                                       $    815,000            *               4,638           *

GPZ Trading LLC                                            $  3,000,000            *              17,076           *

                                                           PRINCIPAL
                                                           AMOUNT OF
                                                         DEBENTURES AT
                                                            MATURITY                           NUMBER OF
                                                          BENEFICIALLY      PERCENTAGE OF      CONVERSION     PERCENTAGE OF
                                                           OWNED-THAT         DEBENTURES       SHARES THAT    COMMON STOCK
                     NAME                                  MAY BE SOLD       OUTSTANDING      MAY BE SOLD(1)  OUTSTANDING(2)
-----------------------------------------------          --------------     -------------     --------------  --------------
General Motors Investment Management Corp.                 $ 25,000,000          2.8%             142,300           *

HBK Finance L.P.                                           $  6,990,000            *               39,787           *

HBK Offshore Fund Ltd.                                     $ 15,820,000          1.8%              90,047           *

Highbridge Capital Corporation                             $  6,825,000            *               38,847           *

Highbridge International LLC                               $ 46,000,000          5.2%             261,832           *

HSBC Securities Inc.                                       $  3,650,000            *               20,775           *

Hudson River Trust Balanced Account                        $  3,505,000            *               19,950           *

Hudson River Trust Growth and Income Fund                  $  5,270,000            *               29,996           *

Hudson River Trust Growth Investors                        $  2,770,000            *               15,767           *

IDS Life Special Income Fund                               $  4,000,000            *               22,768           *

Lehman Brothers Inc.                                       $ 13,000,000          1.5%              73,996           *

Mainstay Convertible Fund                                  $ 10,000,000          1.1%              56,920           *

Mainstay VP Convertible Portfolio                          $  1,000,000            *                5,692           *

Memphis Light, Gas and Water Retirement
Fund                                                       $  3,335,000            *               18,982           *

Merrill Lynch Insurance Group                              $    400,000            *                2,276           *

Merrill Lynch International LTD                            $ 77,000,000          8.7%             438,284           *

Merrill Lynch Pierce Fenner & Smith, Inc.                  $  9,035,000          1.0%              51,427           *

MFS Series Trust I - MFS Convertible
Securities Fund                                            $     20,000            *                  113           *

MFS Series Trust V - MFS Total Return Fund                 $  7,480,000            *               42,576           *

                                                           PRINCIPAL
                                                           AMOUNT OF
                                                         DEBENTURES AT
                                                            MATURITY                           NUMBER OF
                                                          BENEFICIALLY      PERCENTAGE OF      CONVERSION     PERCENTAGE OF
                                                           OWNED-THAT         DEBENTURES       SHARES THAT    COMMON STOCK
                     NAME                                  MAY BE SOLD       OUTSTANDING      MAY BE SOLD(1)  OUTSTANDING(2)
-----------------------------------------------          --------------     -------------     --------------  --------------
Millenium Trading Co., L.P.                                $     90,000            *                  512           *

Motors Insurance Corp.                                     $  3,500,000            *               19,922           *

Museum of Fine Arts, Boston                                $    270,000            *                1,536           *

New Hampshire State Retirement System                      $  1,100,000            *                6,261           *

New York Life Insurance and Annuity
Corporation                                                $  3,000,000            *               17,076           *

New York Life Insurance Company                            $ 28,000,000          3.2%             159,376           *

Nicholas Applegate Global Growth & Income                  $    180,000            *                1,024           *

Nicholas Applegate Income & Growth                         $  6,501,000            *               37,003           *

Northwestern Mutual Life Insurance Company (3)             $  1,000,000            *                5,692           *

OCM Convertible Trust                                      $ 12,060,000          1.4%              68,645           *

Occidental Petroleum                                       $    100,000            *                  569           *

Orrington International Fund Ltd.                          $  1,360,000            *                7,741           *

Orrington Investments Limited Partnership                  $  2,140,000            *               12,180           *

Oppenheimer Convertible Securities Fund                    $ 10,000,000          1.1%              56,920           *

Pacific Life Insurance Co.                                 $  2,500,000            *               14,230           *

Paloma Securities L.L.C                                    $  3,000,000            *               17,076           *

Partner Reinsurance Company Ltd.                           $    855,000            *                4,866           *

Promutual                                                  $    950,000            *                5,407           *

Putnam Balanced Retirement Fund                            $    500,000            *                2,846           *

Putnam Convertible Income-Growth Trust                     $  9,500,000          1.1%              54,074           *

                                                           PRINCIPAL
                                                           AMOUNT OF
                                                         DEBENTURES AT
                                                            MATURITY                           NUMBER OF
                                                          BENEFICIALLY      PERCENTAGE OF      CONVERSION     PERCENTAGE OF
                                                           OWNED-THAT         DEBENTURES       SHARES THAT    COMMON STOCK
                     NAME                                  MAY BE SOLD       OUTSTANDING      MAY BE SOLD(1)  OUTSTANDING(2)
-----------------------------------------------          --------------     -------------     --------------  --------------
Putnam Convertible Opportunities and Income
Trust                                                      $    500,000            *                2,846           *

Putnam Funds Trust - Putnam High Yield Total
Return Fund                                                $     80,000            *                  455           *

Raytheon Company Master Pension Trust                      $  4,140,000            *               23,564           *

Regence Blue Cross/Blue Shield of Idaho                    $    249,000            *                1,417           *

Regence Blue Cross/Blue Shield of Oregon                   $    421,000            *                2,396           *

Regence Blue Cross/Blue Shield of Utah                     $    132,000            *                  751           *

Regence Blue Cross/Blue Shield of Washington               $    698,000            *                3,973           *

Rhone-Poulenc Rorer Inc. Pension Plan                      $    390,000            *                2,219           *

Salomon Brothers Total Return Fund                         $  1,500,000            *                8,538           *

San Diego City Retirement                                  $  1,873,000            *               10,661           *

San Diego County Convertibles                              $  5,744,000            *               32,694           *

Shepherd Investments International, Ltd.                   $ 30,500,000          3.5%             173,606           *

Silverton International Fund Limited                       $  2,000,000            *               11,384           *

Smith Barney Inc.                                          $ 20,000,000          2.3%             113,840           *

Societe Generale                                           $ 14,750,000          1.7%              83,957           *

SoundShore Partners L.P.                                   $  8,000,000            *               45,536           *

South Dakota Retirement System                             $  2,500,000            *               14,230           *

State of Connecticut Combined Investment
Funds                                                      $ 10,370,000          1.2%              59,026           *

                                                           PRINCIPAL
                                                           AMOUNT OF
                                                         DEBENTURES AT
                                                            MATURITY                           NUMBER OF
                                                          BENEFICIALLY      PERCENTAGE OF      CONVERSION     PERCENTAGE OF
                                                           OWNED-THAT         DEBENTURES       SHARES THAT    COMMON STOCK
                     NAME                                  MAY BE SOLD       OUTSTANDING      MAY BE SOLD(1)  OUTSTANDING(2)
-----------------------------------------------          --------------     -------------     --------------  --------------
State Employees Retirement Plan of the State of
Delaware                                                   $  2,895,000            *               16,478           *

Symphony Asset Management, Inc.                            $  4,900,000            *               27,890           *

Teachers Insurance and Annuity Association of
America                                                    $  7,500,000            *               42,690           *

The TCW Group, Inc.                                        $ 23,195,000          2.6%             132,025           *

Tribeca Investments, LLC                                   $ 25,000,000          2.8%             142,300           *

University of Rochester                                    $    270,000            *                1,536           *

Vanguard Convertible Securities Fund, Inc.                 $  7,405,000            *               42,149           *

Van Kampen American Capital Harbor Fund                    $  5,525,000            *               31,448           *

Van Kampen American Capital Convertible
Securities Fund                                            $    975,000            *                5,549           *

Wake Forest University                                     $  1,412,000            *                8,037           *

Any other holder of Debentures or future                   $164,002,325         18.5%             933,501         1.3%
transferee, pledgee, donee or successor of or
from any such other holder (4)(5)

----------------------

 *   Less than 1%.

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of approximately 5.692 shares of Common Stock per $1,000 principal amount of Debentures; such conversion price is subject to adjustment as described under "Description of the Debentures--Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 71,718,576 shares of Common Stock outstanding as of March 31, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder.

(3) Held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

(4) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.

(5) Assumes that any other holders of Debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of Debentures, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Debentures at the initial conversion rate.

        The preceding table has been prepared based upon the information furnished to the Company by the Selling Securityholders named therein.

        The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Debentures since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Debentures that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Debentures or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."

                            DESCRIPTION OF DEBENTURES

        The Debentures are issued under an indenture to be dated as of February 13, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). A copy of the form of Indenture and Registration Rights Agreement is available from the Trustee upon request by a registered holder of the Debentures. The following summaries of certain provisions of the form of Debenture, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the form of Debenture, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms that are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Debenture which is a part thereof) or Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. As used in this "Description of Debentures," the "Company" refers to Networks Associates, Inc. and does not, unless the context otherwise indicates, include its subsidiaries.

GENERAL

        The Debentures are unsecured obligations of the Company limited to $885,500,000 aggregate principal amount at maturity and will mature on February 13, 2018.

        The Debentures are offered at a substantial discount from their principal amount at maturity. See "Certain Federal Income Tax Considerations." There are no periodic payments of interest on the Debentures. The calculation of the accrual of Original Issue Discount (the difference between the Issue Price of the Debentures and the principal amount at maturity of a Debenture) in the period during which a Debenture remains outstanding is on a semi-annual bond equivalent basis using a year composed of twelve 30-day months; such accrual will commence on the Issue Date of the Debentures. Maturity, conversion, purchase by the Company at the option of a holder or redemption of a Debenture will cause Original Issue Discount and interest, if any, to cease to accrue on such Debenture, under the terms and subject to the conditions of the Indenture. The Company may not reissue a Debenture that has matured or been converted, purchased by the Company at the option of a holder, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

        The principal amount at maturity of each Debenture is payable at the office or agency of the paying agent, initially the Trustee, in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for such purpose. Debentures may be presented for conversion or exchange into Common Stock at the office of the conversion agent and Debentures in definitive form may be presented for exchange for other Debentures or registration of transfer at the office of the registrar, each such agent initially being the Trustee. The Company will not charge a service charge for any registration of transfer or exchange of Debentures; however, the Company may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

FORM, DENOMINATION AND REGISTRATION

        The Debentures are issued in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and multiples thereof.

        Global Debenture; Book-Entry Form. Debentures are evidenced by a global Debenture (the "Global Debenture"), which has been deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, the Global Debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Debentures initially may be purchased by "qualified institutional buyers" as defined in Rule 144A under the Securities Act ("QIBs"). QIBs may hold their interests in the Global Debenture directly through DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants are effected in the ordinary way in accordance with DTC rules and are settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Debenture to such persons may be limited.

        QIBs may beneficially own interests in the Global Debenture held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Debenture, Cede for all purposes is considered the sole holder of the Global Debenture. Except as provided below, owners of beneficial interests in the Global Debenture are not entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and are not considered the holders thereof.

        Payment of Original Issue Discount and interest (if any) on and the redemption price and the purchase price of the Global Debenture has been made to Cede, the nominee for DTC, as the registered owner of the Global Debenture by wire transfer of immediately available funds. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company has been informed by DTC that, with respect to payment of interest (if any) on and the redemption price or the purchase price of the Global Debenture, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Debentures represented by the Global Debenture as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Debentures only), unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Debentures represented by the Global Debenture held through such Participants is the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Holders who desire to convert their Debentures into Common Stock should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such request.

        Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the Debentures represented by the Global Debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

        Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including, without limitation, the presentation of Debentures for conversion as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Debenture are credited and only in respect of the principal amount of the Debentures represented by the Global Debenture as to which such Participant or Participants has or have given such direction.

        DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchaser. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Debenture among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive form in exchange for the Global Debenture.

        Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and Indirect Participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices shall be sent to Cede. If less than all of the Debentures are redeemed, DTC will reduce the amount of the interest of each Participant in such Debentures in accordance with its procedures.

        Certificated Debentures. Certificated Debentures are issued in exchange for Debentures represented by the Global Debenture if a depositary is unwilling or unable to continue as a depositary for the Global Debenture as set forth above under "Global Debenture; Book-Entry Form."

        Restrictions on Transfer; Legends. The Debentures are subject to certain transfer restrictions as described below under "Transfer Restrictions" and certificates evidencing the Debentures will bear a legend to such effect.

CONVERSION OF DEBENTURES

        A holder of a Debenture may convert it into Common Stock of the Company at any time after 90 days following the latest date of original issuance of the Debentures through the close of business on February 13, 2018; provided that if a Debenture is called for redemption, the holder may convert it only until the close of business on the last trading day prior to the Redemption Date unless the Company defaults in the payment of the redemption price. A Debenture in respect of which a holder has delivered a Purchase Notice exercising the option of such holder to require the Company to purchase such Debenture may be converted only if such notice is withdrawn in accordance with the terms of the Indenture. Similarly, a Debenture in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture. A holder may convert such holder's Debentures in part so long as such part is $1,000 principal amount at maturity or a multiple thereof.

        The initial Conversion Rate is 5.692 shares of Common Stock per $1,000 principal amount at maturity of Debentures, subject to adjustment upon the occurrence of certain events, as described below. A holder entitled to a fractional share of Common Stock shall receive cash equal to the then current market value of such fractional share.

        On conversion of a Debenture, a holder will not receive any cash payment representing accrued Original Issue Discount. The Company's delivery to the holder of the fixed number of shares of Common Stock into which the Debenture is convertible (together with the cash payment, if any, in lieu of fractional Common Stock) is deemed to satisfy the Company's obligation to pay the principal amount of the Debenture including the accrued Original Issue Discount attributable to the period from the Issue Date to the Conversion Date. Thus, the accrued Original Issue Discount is deemed to be paid in full rather than canceled, extinguished or forfeited. The Conversion Rate will not be adjusted at any time during the term of the Debentures for such accrued Original Issue Discount.

        To convert a certificated Debenture into Common Stock, a holder must (i) complete and manually sign the conversion notice on the back of the Debenture (or complete and manually sign a facsimile thereof) and deliver such notice to the conversion agent, (ii) surrender the Debenture to the conversion agent,
(iii) if required, furnish appropriate endorsements and transfer documents, and
(iv) if required, pay all transfer or similar taxes. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date.

        The Conversion Rate is subject to adjustment under formulae as set forth in the Indenture in certain events, including: (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;
(iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock) or evidences of indebtedness of the Company or of assets (including securities; but excluding those rights, warrants, dividends and distributions referred to above or paid in cash); (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the Conversion Rate pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company; (vi) payment in respect of a tender offer or exchange offer by the Company or any Subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any Subsidiary (as defined) of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to clause (v) above. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in clause (vii) above will only be made if the tender offer or exchange offer is for an amount that increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) above will generally not be made, however, if as of the closing of this offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

        No adjustment in the Conversion Rate is required unless such adjustment would require a change of at least 1% in the rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

        In the case of (i) any reclassification of the Common Stock, or (ii) a consolidation or merger involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Debentures then outstanding are entitled thereafter to convert such Debentures into the kind and amount of shares of stock, securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, sale or conveyance had such Debentures been converted immediately prior to such reclassification, consolidation, merger, sale or conveyance assuming that a holder of Debentures would not have exercised any rights of election as to the stock, securities or other property or assets (including cash) receivable in connection therewith.

        In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring an adjustment to the Conversion Rate, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations" below.

        The Company from time to time may to the extent permitted by law increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such increases in the Conversion Rate, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

REDEMPTION OF DEBENTURES AT THE OPTION OF THE COMPANY

        No sinking fund is provided for the Debentures. Prior to February 13, 2003, the Debentures will not be redeemable at the option of the Company. Beginning on February 13, 2003, the Company may redeem the Debentures for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of Debentures. The Debentures are redeemable in multiples of $1,000 principal amount at maturity.

        The table below shows Redemption Prices of Debentures per $1,000 principal amount at maturity thereof at February 13, 2003 and at each February thereafter prior to maturity and at maturity on February 13, 2018, which prices reflect the accrued Original Issue Discount calculated to each such date. The Redemption Price of a Debenture redeemed between such dates would include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table to the actual Redemption Date.

                                                          (1)                (2)             (3)
                                                                      ACCRUED ORIGINAL    REDEMPTION
                                                       DEBENTURE       ISSUE DISCOUNT        PRICE
                  REDEMPTION DATE                     ISSUE PRICE         AT 4.75%          (1)+(2)
---------------------------------------------------   -----------     ----------------    -----------
February 13, 2003..................................      $391.06            $103.46       $  494.52
February 13, 2004..................................       391.06             127.23          518.29
February 13, 2005..................................       391.06             152.14          543.20
February 13, 2006..................................       391.06             178.25          569.31
February 13, 2007..................................       391.06             205.61          596.67
February 13, 2008..................................       391.06             234.29          625.35
February 13, 2009..................................       391.06             264.34          655.40
February 13, 2010..................................       391.06             295.85          686.91
February 13, 2011..................................       391.06             328.86          719.92
February 13, 2012..................................       391.06             363.46          754.52
February 13, 2013..................................       391.06             399.73          790.79
February 13, 2014..................................       391.06             437.74          828.80
February 13, 2015..................................       391.06             477.57          868.63
February 13, 2016..................................       391.06             519.32          910.38
February 13, 2017..................................       391.06             563.08          954.14
February 13, 2018..................................       391.06             608.94        1,000.00

        If less than all of the outstanding Debentures held in certificated form are to be redeemed, the Trustee shall select the Debentures held in such form to be redeemed in principal amounts at maturity of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate (as long as such method is not prohibited by the rules of any stock exchange on which the Debentures are then listed). If a portion of a holder's certificated Debentures is selected for partial redemption and such holder converts a portion of such certificated Debentures, such converted portion shall be deemed to be the portion selected for redemption. Debentures registered in the name of DTC or its nominee will be redeemed pro rata as described under "-- Form, Denomination and Registration -- Global Debenture; Book-Entry Form."

REDEMPTION AT OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

        If a Fundamental Change (as defined) occurs at any time prior to February 13, 2018, each holder of Debentures shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Debentures on the date (the "Repurchase Date") that is 45 days after the date of the Company's notice of such Fundamental Change. The Debentures are redeemable in multiples of $1,000 principal amount at maturity.

        The Company shall redeem such Debentures at a price (the "Fundamental Change Redemption Price") equal to the Issue Price plus accrued Original Issue Discount to the Repurchase Date; provided that if the Applicable Price (as defined) in connection with the Fundamental Change is less than the Reference Market Price (as defined), the Company shall redeem such Debentures at a price equal to the foregoing Fundamental Change Redemption Price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price.

        The Company shall mail to all holders of record of the Debentures a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company shall deliver to the Trustee a copy of such notice. To exercise the redemption right, holders of Debentures must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change, the Debentures to be so redeemed, duly endorsed for transfer, together with the form entitled "Option to Elect Redemption Upon a Fundamental Change" on the reverse thereof duly completed, to the Company (or an agent designated by the Company for such purpose).

        The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all Common Stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices. The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the reported last sale price for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $38.17 (which is equal to 66 2/3% of the last sale price of the Common Stock as reflected on the cover page of this Prospectus) and in the event of any adjustment to the Conversion Rate pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the Reference Market Price shall be equal to the initial Reference Market Price multiplied by a fraction the numerator of which is the Conversion Rate specified on the cover of this Prospectus (without regard to any adjustment thereto) and the denominator of which is the Conversion Rate following such adjustment.

        The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of Debenture holders in the event of a Fundamental Change.

        The redemption rights of the holders of Debentures could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

        The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to repurchase the Debentures upon a Fundamental Change necessarily afford the holders of the Debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company.

        No Debentures may be redeemed at the option of holders upon a Fundamental Change if there has occurred and is continuing an Event of Default described under "-- Events of Default; Notice and Waiver" below (other than a default in the payment of the Fundamental Change Redemption Price with respect to such Debentures). In the event of a Fundamental Change and exercise by holders of the Debentures of their associated rights to require the Company to redeem all or a portion of their Debentures, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all the Debentures tendered by the holders thereof. Any future credit agreements or other agreements relating to indebtedness

(including Senior Indebtedness) to which the Company becomes a party may provide that a Fundamental Change would constitute an event of default thereunder and also provide that the maturing of any obligation to redeem the Debentures would constitute an event of default and cause the subordination provisions in the Indenture to apply, preventing redemption of the Debentures until Senior Indebtedness is paid in full. Any such provisions could restrict or prohibit the redemption of the Debentures. In the event a Fundamental Change occurs at a time when the Company is prohibited from redeeming the Debentures, the Company could seek the consent of its then existing lenders to redeem the Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from redeeming the Debentures. In such case, the Company's failure to redeem Debentures required to be redeemed under the terms of the Indenture would constitute an Event of Default under the Indenture and would likely constitute a default under the terms of any other indebtedness of the Company outstanding at such time. In such circumstances, or if a Fundamental Change would in and of itself constitute an event of default under agreements governing Senior Indebtedness then outstanding, the subordination provisions in the Indenture would likely prohibit or restrict payments to the holders of Debentures.

PURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

        On February 13, 2003, February 13, 2008 and February 13, 2013 (each, a "Purchase Date"), the Company will become obligated to purchase, at the option of the holder thereof, any outstanding Debenture for which a written Purchase Notice has been delivered by the holder to the office of the paying agent (initially the Trustee) at any time from the opening of business on the date that is 20 Business Days (as defined) prior to such Purchase Date until the close of business on such Purchase Date and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions.

        The Purchase Notice shall state (i) the certificate numbers of the Debentures to be delivered by the holder thereof for purchase by the Company;
(ii) the portion of the principal amount at maturity of Debentures to be purchased, which portion must be $1,000 or a multiple thereof; (iii) that such Debentures are to be purchased by the Company pursuant to the applicable provisions of the Debentures; and (iv) in the event the Company elects, pursuant to the Company Notice (as defined), to pay the Purchase Price to be paid as of such Purchase Date in Common Stock, in whole or in part, but such Purchase Price is ultimately to be paid to such holder entirely in cash because any of the conditions to payment of the Purchase Price (or portion thereof) in Common Stock is not satisfied by the Purchase Date, as described below, whether such holder elects (x) to withdraw such Purchase Notice as to some or all of the Debentures to which it relates (stating the principal amount at maturity and certificate numbers of the Debentures as to which such withdrawal shall relate), or (y) to receive cash in respect of the entire Purchase Price for all Debentures subject to such Purchase Notice. If the holder fails to indicate, in the Purchase Notice and in any written notice of withdrawal relating to such Purchase Notice, such holder's choice with respect to the election described in clause (iv) above, such holder shall be deemed to have elected to receive cash in respect of the entire Purchase Price for all Debentures subject to such Purchase Notice in such circumstances. For a discussion of the tax treatment of a holder receiving cash or Common Stock pursuant to its election to tender its Debentures to the Company on a Purchase Date, see "Certain Federal Income Tax Considerations."

        Any Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the Debentures as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice.

        The Purchase Price payable in respect of a Debenture shall be equal to the Issue Price plus accrued Original Issue Discount to the Purchase Date. The table below shows the Purchase Prices of a Debenture as of the specified Purchase Dates. The Company may elect to pay the Purchase Price payable as of any Purchase Date in cash or Common Stock or any combination thereof.

  PURCHASE DATE                                    PRICE
  -------------                                    -----
February 13, 2003............................      494.52
February 13, 2008............................      625.35
February 13, 2013............................      790.79

        If the Company elects to pay the Purchase Price, in whole or in part, in Common Stock, the number of shares to be delivered in respect of the portion of the Purchase Price to be paid in Common Stock shall be equal to such portion of the Purchase Price divided by the Market Price (as defined) of the Common Stock. However, no fractional Common Stock will be delivered upon any purchase by the Company of Debentures through the delivery of Common Stock in payment, in whole or in part, of the Purchase Price. Instead, the Company will pay cash based on the Market Price for all fractional Common Stock.

        The Company will give notice (the "Company Notice") not less than 20 Business Days prior to the Purchase Date (the "Company Notice Date") to all holders at their addresses shown in the register of the registrar (and to beneficial owners as required by applicable law) stating, among other things, whether the Company will pay the Purchase Price of the Debentures in cash or Common Stock, or any combination thereof (specifying the percentage of each) and, if the Company elects to pay in Common Stock, in whole or in part, the method of calculating the Market Price of the Common Stock.

        The "Market Price" means the average of the Sale Prices (as defined) of the Common Stock for the five trading day period ending on the third Business Day prior to the applicable Purchase Date (if the third Business Day prior to the applicable Purchase Date is a trading day or, if it is not a trading day, then on the last trading day prior to such third Business Day), appropriately adjusted to take into account the occurrence during the period commencing on the first of such trading days during such five trading day period and ending on such Purchase Date of certain events that would result in an adjustment of the Conversion Rate under the Indenture with respect to the Common Stock. The "Sale Price" of the Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional stock exchange, as reported by the National Association of Securities Dealers Automated Quotation System. Because the Market Price of the Common Stock is determined prior to the applicable Purchase Date, holders of Debentures bear the market risk with respect to the value of the Common Stock to be received from the date of determination of such Market Price to such Purchase Date. The Company may elect to pay the Purchase Price in Common Stock only if the information necessary to calculate the Market Price is reported in a daily newspaper of national circulation.

        Upon determination of the actual number of shares of Common Stock in accordance with the foregoing provisions, the Company will publish such determination in a daily newspaper of national circulation.

        The Company's right to purchase Debentures with Common Stock is subject to the satisfaction of various conditions, including: (i) the registration of the Common Stock under the Securities Act, if required; and (ii) compliance with other applicable federal and state securities laws, if any. If such conditions are not satisfied by a Purchase Date, the Company will pay the Purchase Price of the Debentures to be purchased on such Purchase Date entirely in cash. See "Certain Federal Income Tax Considerations." The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of holders.

        Payment of the Purchase Price for a Debenture for which a Purchase Notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of such Debenture (together with necessary endorsements) to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after delivery of such Purchase Notice. Payment of the Purchase Price for such Debenture will be made promptly following the later of the Purchase Date or the time of book-entry transfer or delivery of such Debenture. If the paying agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Purchase Price of such Debenture on the Business Day following the Purchase Date, then, on and after such date, such Debenture will cease to be outstanding and Original Issue Discount on such Debenture will cease to accrue whether or not book-entry transfer of such Debenture is made or such Debenture is delivered to the paying agent, and all other rights of the holder shall terminate (other than the right to receive the Purchase Price upon delivery of the Debenture).

        No Debentures may be purchased at the option of the holder for cash if there has occurred (prior to, on or after the giving by the holders of such Debentures of the required Purchase Notice) and is continuing an Event of Default described under "Events of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such Debentures).

        If the Company becomes obligated to purchase any outstanding Debenture on a Purchase Date, there can be no assurance that the Company would have sufficient funds to pay the Purchase Price on that Purchase Date (in which case, the Company could be required to issue shares of Common Stock to pay the Purchase Price at valuations based on then prevailing market prices) for all the Debentures tendered by the holders thereof. There can be no assurance that any future credit agreements or other agreements relating to indebtedness (including Senior Indebtedness) to which the Company becomes a party will not contain prohibitions on or defaults with respect to the repurchase of the Debentures or provide that prepayment or redemption would constitute an event of default. In the event a Purchase Date occurs at a time when the Company is prohibited from repurchasing the Debentures, the Company could seek the consent of its then existing lenders to repurchase the Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing the Debentures. The Company's failure to repurchase Debentures required to be repurchased under the terms of the Indenture would constitute an Event of Default under the Indenture and would likely constitute a default under the terms of any other indebtedness of the Company outstanding at such time, including Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely prohibit or restrict payments to the holders of Debentures.

SUBORDINATION OF DEBENTURES

        The Indebtedness evidenced by the Debentures is subordinated to the extent provided in the Indenture to the prior payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness of all existing and future Senior Indebtedness. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

        Upon any distribution of assets of the Company upon any dissolution, winding up, voluntary or involuntary bankruptcy, insolvency, liquidation, reorganization, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets or liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all obligations due in respect of such Senior Indebtedness before the holders of Debentures will be entitled to receive any payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Fundamental Change Redemption Price and interest, if any (including liquidated damages, if any) or other payment in respect of the Debentures (a "Payment on the Debentures"), and until all obligations with respect to Senior Indebtedness are paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness, any Payment on the Debentures to which the holders of Debentures would be entitled shall be made to the holders of Senior Indebtedness. By reason of the subordination, in the event of the Company's dissolution, winding up, bankruptcy, liquidation, reorganization or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets, holders of Senior Indebtedness may receive more, ratably, and the holders of Debentures may receive less, ratably, than the other creditors of the Company.

        In the event that the Debentures are declared due and payable prior to their stated maturity by reason of the occurrence of an Event of Default, then the Company is obligated to notify promptly holders of Senior Indebtedness of such acceleration. The Company may not pay monies owed pursuant to the Debentures until 120 days have passed after such acceleration occurs and may thereafter pay the Debentures if the terms of the Indenture otherwise permit payment at that time.

        The Company also may not make any Payment on the Debentures if (i) a default in any payment obligations in respect of Senior Indebtedness occurs and is continuing, without regard to any applicable period of grace (whether at maturity or at a date fixed for payment or by declaration or otherwise) (each a "payment default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or from a representative for any issue of Designated Senior Indebtedness. Payments on the Debentures may and shall be resumed (a) in case of a payment default, the earlier of the date on which such default is cured or waived in accordance with the terms of the governing instrument or ceases to exist and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived in accordance with the terms of the governing instrument or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee if the terms of the Indenture otherwise permit payment at that time. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days (it being acknowledged that (x) any action of the Company or any of its Subsidiaries occurring subsequent to delivery of a Payment Blockage Notice that would give rise to any event of default pursuant to any provision of Senior Indebtedness under which an event of default previously existed (or was continuing at the time of delivery of such Payment Blockage Notice) shall constitute a new event of default for this purpose and (y) any breach of a financial covenant giving rise to a nonpayment default for a period ending subsequent to the date of delivery of the respective Payment Blockage Notice shall constitute a new event of default for this purpose).

        The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), original issue discount, rent and end of term payments payable on or in connection with, and, to the extent not included in the foregoing, all amounts payable as fees, costs, expenses, liquidated damages, indemnities, repurchase and other put obligations and other amounts to the extent accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing). Notwithstanding the foregoing, the term Senior Indebtedness shall not include
(i) any Indebtedness of the Company that is not secured, (ii) Indebtedness evidenced by the Debentures, (iii) Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company, (iv) accounts payable or other indebtedness to trade creditors created or assumed by the Company in the ordinary course of business and (v) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Debentures.

        The term "Indebtedness" means, with respect to any Person (as defined) and without duplication: (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof); (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances; (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person
(i) required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person, or (ii) required, in conformity with generally accepted accounting principles, to be accounted for as an operating lease, provided either (A) such operating lease requires, at the end of the term thereof, that such Person make any payment other than accrued periodic rent in the event that such Person does not acquire the leased real property and related fixtures subject to such lease, or (B) such Person has an option to acquire the leased real property and related fixtures, whether such option is exercisable at any time or under specified circumstances; (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate swap, cap or collar agreement or other similar instrument or agreement; (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d); (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

        The term "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture; provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

        The Debentures are obligations exclusively of the Company. Since a portion of the operations of the Company are conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Debentures, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

        Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

        At March 31, 1998, the Company had no indebtedness outstanding that would have constituted Senior Indebtedness, and as of the same date the Company's subsidiaries had no indebtedness or other liabilities outstanding (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the Debentures would have been effectively subordinated. The Indenture will not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the Debentures receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Debentures before all Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

        The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Debentures. The Trustee's claims for such payments will generally be senior to those of holders of the Debentures in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

        The Indenture provides that, if an Event of Default specified therein shall have happened and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding may declare the Issue Price of the Debentures plus the Original Issue Discount on the Debentures and any liquidated damages under the Registration Rights Agreement accrued to the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Issue Price of the Debentures plus the Original Issue Discount accrued thereon to the occurrence of such event shall automatically become and be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding Debentures may rescind any such acceleration with respect to the Debentures and its consequences. Interest shall accrue at the rate of 4.75% per annum and be payable on demand upon a default in the payment of the Issue Price, accrued Original Issue Discount, accrued liquidated damages, if any, or any Redemption Price, Purchase Price or Fundamental Change Redemption Price to the extent that payment of such interest shall be legally enforceable.

        Under the Indenture, Events of Default are defined as: (i) default in payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, accrued liquidated damages, if any, Redemption Price, Purchase Price or Fundamental Change Redemption Price with respect to any Debenture when such becomes due and payable (whether or not payment is prohibited by the provisions of the Indenture), provided that in the case of any failure to pay liquidated damages, such failure continues for a period of 30 days; (ii) failure by the Company to comply with any of its other agreements in the Debentures or the Indenture upon the receipt by the Company of notice of such default by the Trustee or by holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; or
(iii) certain events of bankruptcy or insolvency.

        The Trustee shall give notice to holders of the Debentures of any continuing default known to the Trustee within 90 days after the occurrence thereof, provided that the Trustee may withhold such notice if it determines in good faith that withholding the notice is in the interests of the holders.

        The holders of a majority in aggregate principal amount at maturity of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. No holder of any Debenture will have any right to pursue any remedy with respect to the Indenture or the Debentures, unless (i) such holder shall have previously given the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount at maturity of the outstanding Debentures shall have made a written request to the Trustee to pursue such remedy; (iii) such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee; (iv) the holders of a majority in aggregate principal amount at maturity of the outstanding Debentures have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period.

        However, the right of any holder (x) to receive payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Fundamental Change Redemption Price and any interest in respect of a default in the payment of any such amounts on a Debenture, on or after the due date expressed in such Debenture, (y) to institute suit for the enforcement of any such payments or conversion or (z) to convert Debentures shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount at maturity of the outstanding Debentures may waive an existing default and its consequences, other than (i) any default in any payment on the Debentures, (ii) any default with respect to the conversion rights of the Debentures or (iii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each Debenture as described in "Modification" below. The Company is required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

REGISTRATION RIGHTS

        The Company has entered into a registration rights agreement with the initial purchasers of the Debentures (the "Registration Rights Agreement") pursuant to which the Company, at its expense, will, for the benefit of the holders, file with the Commission the Shelf Registration Statement covering resale of the Registrable Securities as soon as practicable, but in any event within 90 days after February 10, 1998. The Company will use its best efforts to cause the Shelf Registration Statement to become effective as promptly as is practicable, but in any event within 180 days of such first date of original issuance and to keep the Shelf Registration Statement effective until the earlier of (i) the sale pursuant to the Shelf Registration Statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of the Company under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions. The Company will be permitted to suspend the use of the prospectus that is a part of the Shelf Registration Statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 30 days in any three-month period or not to exceed an aggregate of 90 days in any 12-month period; provided, however, that the Company will be permitted to suspend the use of the prospectus for a period not to exceed 60 days in any 3-month period or 90 days in any 12-month period under certain circumstances relating to probable acquisitions, acquisitions, financings or similar transactions. The Company will agree to pay predetermined liquidated damages as described herein ("Liquidated Damages") to holders of Debentures and holders of Common Stock issued upon conversion of the Debentures if the Shelf Registration Statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. Such Liquidated Damages shall accrue until such failure to file or become effective or unavailability is cured, (i) in respect of any Debenture, at a rate per annum equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter of the Applicable Principal Amount (as defined) at maturity thereof and, (ii) in respect of any shares of Common Stock, at a rate per annum equal to 0.25% for the first 90 day period and 0.5% thereafter of the then Applicable Conversion Price (as defined). A holder who sells Debentures and Common Stock issued upon conversion of the Debentures pursuant to the Shelf Registration Statement generally is required to be named as a selling stockholder in the related prospectus, deliver a prospectus to purchasers of such Debentures and/or Common Stock issued upon conversion thereof and be bound by certain provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification provisions). The Company will pay all expenses of the Shelf Registration Statement, provide to each registered holder copies of such prospectus, notify each registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Debentures and the Common Stock issued upon conversion of the Debentures. The plan of distribution of the Shelf Registration Statement will permit resales of Registrable Securities by selling security holders through brokers and dealers. The term "Applicable Principal Amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of Debentures, the sum of the initial issue price of such Debentures ($391.06) plus accrued Original Issue Discount with respect to such Debentures through such date of determination or, if no Debentures are then outstanding, such sum calculated as if such Debentures were then outstanding. The term "Applicable Conversion Price" means, as of any date of determination, the Applicable Principal Amount per $1,000 principal amount at maturity of Debentures as of such date of determination divided by the Conversion Rate in effect as of such date of determination or, if no Debentures are then outstanding, the Conversion Rate that would be in effect were Debentures then outstanding.

        Attached to this Prospectus as Annex A is a form of notice and questionnaire (the "Questionnaire") to be completed and delivered by a holder to the Company at least three business days prior to any intended distribution of Registrable Securities pursuant to the Shelf Registration Statement. Holders are required to complete and deliver the Questionnaire prior to the effectiveness of the Shelf Registration Statement so that such holders may be named as selling stockholders in the related prospectus at the time of effectiveness. Upon receipt of such a completed Questionnaire, together with such other information as may be reasonably requested by the Company, from a holder following the effectiveness of the Shelf Registration Statement, the Company will, as promptly as practicable but in any event within five business days of such receipt, file such amendments to the Shelf Registration Statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of Registrable Securities (subject to the Company's right to suspend the use of the prospectus as described above). The Company has agreed to pay Liquidated Damages in the amount set forth above to such holder if the Company fails to make such filing in the time required or, if such filing is a post-effective amendment to the Shelf Registration Statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing thereof. Any holder that does not complete and deliver a Questionnaire or provide such other information will not be named as a selling stockholder in the prospectus and therefore will not be permitted to sell any Registrable Securities pursuant to the Shelf Registration Statement.

        The summary herein of certain provisions of the Registration Rights Agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company or the Initial Purchaser.

MERGERS AND SALES OF ASSETS BY THE COMPANY

        The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other items, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia,
(ii) such successor person assumes all obligations of the Company under the Debentures and the Indenture and (iii) the Company or such successor person shall not immediately thereafter be in default under the Indenture. Upon the assumption of the Company's obligations by such person in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the Debentures and the Indenture. Certain such transactions which would constitute a Fundamental Change would permit each holder to require the Company to redeem the Debentures of such holder as described under "Redemption at Option of the Holder Upon a Fundamental Change."

MODIFICATION

        Modification and amendment of the Indenture or the Debentures may be effected by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the Debentures then outstanding. Notwithstanding the foregoing, no such amendment may, without the consent of each holder affected thereby: (i) reduce the principal amount at maturity, Issue Price, Purchase Price, Fundamental Change Redemption Price or Redemption Price, or extend the stated maturity of any Debenture or alter the manner or rate of accrual of Original Issue Discount or interest, or make any Debenture payable in money or securities other than that stated in the Debenture; (ii) make any change to the principal amount at maturity of Debentures whose holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers; (iii) make any change that adversely affects the right to convert any Debenture or the right to require the Company to purchase a Debenture or the right to require the Company to redeem a Debenture upon a Fundamental Change;
(iv) modify the provisions of the Indenture relating to the subordination of the Debentures in a manner adverse to the holders of the Debentures in any material respect; or (v) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Debentures. The Indenture also provides for certain modifications of its terms without the consent of the holders. No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding, unless the holders of such Senior Indebtedness (as required pursuant to the terms of such Senior Indebtedness) consent to such change.

TAXATION OF DEBENTURES

        See "Certain Federal Income Tax Considerations" for a discussion of certain tax considerations relevant to a holder of Debentures.

INFORMATION CONCERNING THE TRUSTEE

        State Street Bank and Trust Company of California, N.A., as Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Debentures.

                              PLAN OF DISTRIBUTION

        Under the terms and subject to the conditions set forth in the Purchase Agreement between the Company and Morgan Stanley & Co. Incorporated (the "Initial Purchaser") dated February 10, 1998 (the "Purchase Agreement"), the Initial Purchaser has agreed to purchase, and the Company has agreed to sell to the Initial Purchaser, $770,000,000 aggregate principal amount at maturity of Debentures at a purchase price of 39.106% of the principal amount at maturity thereof and the Company has agreed to pay to the Initial Purchaser a fee of 2.5% of the gross proceeds of this offering. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Initial Purchaser.

        The Purchase Agreement provides that the obligation of the Initial Purchaser to pay for and accept delivery of the Debentures is subject to approval of certain legal matters by its counsel and to certain other conditions. The Initial Purchaser is obligated to take and pay for all of the Debentures offered hereby if any are taken.

        The Company has granted to the Initial Purchaser an option, exercisable within 30 days of the date of the Purchase Agreement, to purchase up to an additional $115,500,000 aggregate principal amount at maturity of the Debentures solely for the purpose of covering over-allotments, if any.

        The Purchase Agreement provides that the Company will indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act.

        The Company has been advised by the Initial Purchaser that the Initial Purchaser proposes to resell the Debentures initially at the price set forth on the cover page hereof within the United States to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A under the Securities Act. See "Transfer Restrictions."

        The Debentures and the Common Stock issuable upon conversion of the Debentures have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except as described in the immediately preceding paragraph.

        If the Initial Purchaser confirms sales outside the United States, it has agreed that it will not offer, sell or deliver the Debentures to, or for the benefit of, U.S. persons (i) as part of the Initial Purchaser's distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, and it will send to each dealer to whom it sells such Debentures during such period a confirmation or other notice setting forth the restrictions on offers and sales of the Debentures within the United States or to, or for the account or benefit of, U.S. persons. Resales of the Debentures and the Common Stock issuable upon conversion of the Debentures are restricted as described below under "Transfer Restrictions."

        In addition, until 40 days after the later of the commencement of the offering and the closing date, an offer or sale of the Debentures within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act if such offer or sale is not made in accordance with Rule 144A under the Securities Act or pursuant to another valid exemption therefrom.

        The Initial Purchaser has represented and agreed that (a) it has not offered or sold and, prior to six months after the closing, will not offer or sell any Debentures in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Security Regulation 1995 ("Regulations"); (b) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 and the Regulations with respect to anything done by the Initial Purchaser in relation to the Debentures offered hereby in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the Debentures if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

        The Debentures are expected to be eligible for trading in The Portal Market. The Initial Purchaser has advised the Company that it presently intends to make a market in the Debentures as permitted by applicable laws and regulations. The Initial Purchaser is not obligated, however, to make a market in the Debentures and any such market making may be discontinued at any time at the sole discretion of the Initial Purchaser. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Debentures.

        The Company and certain of its executive officers and directors have agreed that they will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise for a 90-day period after the date of this Offering Memorandum, without the prior written consent of Morgan Stanley & Co. Incorporated, other than (i) the Debentures offered hereby,
(ii) the Common Stock issuable upon conversion of the Debentures, (iii) securities of the Company (and the agreement to provide such securities) as full or partial consideration in connection with any future acquisitions or strategic investments by the Company or securities of the Company issuable upon exercise or conversion of the foregoing securities, (iv) options granted or stock issued upon the exercise of outstanding stock options or otherwise pursuant to the Company's stock option or employee stock purchase plans and (v) stock issuable upon the exercise of outstanding warrants or conversion of outstanding preferred stock.

        In order to facilitate the offering of the Debentures and the Common Stock, the Initial Purchaser may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures or the Common Stock. Specifically, the Initial Purchaser may over-allot in connection with the offering, creating a short position in the Debentures for its own account. In addition, to cover over-allotments or stabilize the price of the Debentures, the Initial Purchaser may bid for, and purchase, the Debentures or shares of the Common Stock in the open market. Any of these activities may stabilize or maintain the market price of the Debentures or the Common Stock above independent market levels. The Initial Purchaser is not required to engage in these activities, and may discontinue any of these activities at any time.

        The Initial Purchaser has performed various investment banking and other services for the Company in the past, and may do so from time to time in the future.

                              TRANSFER RESTRICTIONS

        The Debentures and the Common Stock issuable upon conversion of the Debentures have not been registered under the Securities Act. The Debentures and Common Stock issuable upon conversion of the Debentures may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except (i) in compliance with the registration requirements of the Securities Act and all other applicable securities laws, or (ii) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. Accordingly, the Debentures are being offered and sold only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) ("QIBs") in compliance with Rule 144A.

        Each purchaser of Debentures will be deemed to (1) represent that it is purchasing the Debentures for its own account or an account with respect to which it exercises sole investment discretion and that it or such account is a QIB, (2) acknowledge that the Debentures and the Common Stock issuable upon conversion of the Debentures have not been registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except as set forth below, (3) agree that if it should resell or otherwise transfer the Debentures or the Common Stock issuable upon conversion of the Debentures within the period prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), it will do so within the United States or to, or for the account or benefit of, U.S. persons only (a) to the Company or any subsidiary thereof, (b) to a QIB in compliance with Rule 144A, (c) pursuant to an exemption from registration provided by Rule 144 under the Securities Act (if available) or (d) pursuant to a registration statement which has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer), and (4) agree that it will give each person to whom it transfers such Debentures notice of any restrictions on transfer of such Debentures. In the case of any certificated Debentures, prior to any proposed transfer of Debentures within the period prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), the holders thereof must check the appropriate box set forth on the certificate representing the Debentures relating to the manner of such transfer and submit the certificate representing the Debentures to the Trustee. If any holder proposes to transfer Common Stock issued upon conversion of Debentures prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), the holder (or beneficial holder, as the case may be) will be required to furnish to the Transfer Agent such certifications, legal opinions or other information as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

        Each certificate representing a Debenture will bear the following legend (unless such Debenture has been sold pursuant to a registration statement that has been declared effective under the Securities Act):

        THE DEBENTURE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THE SECURITY EVIDENCED HEREBY IN AN OFFSHORE TRANSACTION; (2) AGREES THAT IT WILL NOT, PRIOR TO EXPIRATION OF THE HOLDING PERIOD APPLICABLE TO SALES OF THE DEBENTURE EVIDENCED HEREBY UNDER RULE 144(K) UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION), RESELL OR OTHERWISE TRANSFER THE DEBENTURE EVIDENCED HEREBY OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH DEBENTURES WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, U.S. PERSONS EXCEPT (A) TO NETWORKS ASSOCIATES, INC. OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER); (3) PRIOR TO SUCH TRANSFER (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(D) ABOVE), IT WILL FURNISH TO STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A., AS TRUSTEE (OR A SUCCESSOR TRUSTEE, AS APPLICABLE), SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THE TRUSTEE MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (4) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THE DEBENTURES EVIDENCED HEREBY ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THE DEBENTURE EVIDENCED HEREBY PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD APPLICABLE TO SALES OF THE DEBENTURE EVIDENCED HEREBY UNDER RULE 144(K) UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION), THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A., AS TRUSTEE (OR A SUCCESSOR TRUSTEE, AS APPLICABLE). IF THE PROPOSED TRANSFEREE IS A PURCHASER WHO IS NOT A U.S. PERSON, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A., AS TRUSTEE (OR A SUCCESSOR TRUSTEE, AS APPLICABLE), SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THE DEBENTURE EVIDENCED HEREBY PURSUANT TO CLAUSE 2(D) ABOVE OR UPON ANY TRANSFER OF THE DEBENTURE EVIDENCED HEREBY UNDER RULE 144(K) UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION).

        Each stock certificate representing Common Stock issued upon conversion of the Debenture will bear the following legend (unless such Common Stock has been sold pursuant to a registration statement that has been declared effective under the Securities Act):

        THE COMMON STOCK EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. THE HOLDER HEREOF AGREES THAT UNTIL THE EXPIRATION OF THE HOLDING PERIOD APPLICABLE TO SALES OF THE SECURITY EVIDENCED HEREBY UNDER RULE 144(K) UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION),
(1) IT WILL NOT RESELL OR OTHERWISE TRANSFER THE COMMON STOCK EVIDENCED HEREBY WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, U.S. PERSONS EXCEPT (A) TO NETWORKS ASSOCIATES, INC. OR ANY SUBSIDIARY THEREOF, (B) TO A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER); (2) PRIOR TO SUCH TRANSFER (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 1(D) ABOVE), IT WILL FURNISH TO BOSTON EQUISERVE, AS TRANSFER AGENT (OR A SUCCESSOR TRANSFER AGENT, AS APPLICABLE), SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THE TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) IT WILL DELIVER TO EACH PERSON TO WHOM THE COMMON STOCK EVIDENCED HEREBY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 1(D) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THE COMMON STOCK EVIDENCED HEREBY PURSUANT TO CLAUSE 1(D) ABOVE OR UPON ANY TRANSFER OF THE COMMON STOCK EVIDENCED HEREBY AFTER THE EXPIRATION OF THE HOLDING PERIOD APPLICABLE TO SALES OF THE SECURITY EVIDENCED HEREBY UNDER RULE 144(K) UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION).

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Debentures or the Common Stock issuable upon conversion of the Debentures by the Selling Securityholders.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Company, among other things to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

        The legality of the securities offered hereby is passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

        The consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the consolidated statements of operations, stockholders' equity, and cash flows and the financial statement schedule for each of the years in the three-year period ended December 31, 1997, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, and are incorporated herein by reference in reliance upon the report of Coopers & Lybrand L.L.P., given upon the authority of such firm as experts in accounting and auditing.

        NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.


                                TABLE OF CONTENTS

                                                                                               PAGE
Trademarks.....................................................................................  1

McAfee Associates/Network General Merger.......................................................  1

Available Information..........................................................................  1

Incorporation of Certain Documents by Reference................................................  1

Forward-Looking Statements.....................................................................  2

The Company....................................................................................  3

The Offering...................................................................................  5

Risk Factors...................................................................................  7

Selling Securityholders........................................................................ 22

Description of Debentures...................................................................... 25

Plan of Distribution........................................................................... 39

Indemnification of Directors and Officers...................................................... 43

Legal Matters.................................................................................. 43

Experts ....................................................................................... 43

                      $885,500,000 ZERO COUPON CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2018

                            NETWORKS ASSOCIATES, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The fees and expenses incurred by the Company in connection with the offering are payable by the Company and, other than filing fees, are estimated as follows:

Securities and Exchange Commission Registration Fee.................     261,222.50
NASDAQ Filing Fee...................................................         17,500
Legal Fees and Expenses.............................................    $    25,00$
Accounting Fees.....................................................         10,000
Miscellaneous.......................................................          6,000
                                                                        -----------
        Total.......................................................    $319,722.5$

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        In accordance with the DGCL, the Company's Second Restated Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

        Article Sixth of the Company's Certificate and Article VIII, Section 1 of the Company's Bylaws provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

        The Registrant has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 16.  EXHIBITS.

        The following exhibits are filed with this Registration Statement:

        (a)Exhibits

Exhibit No.*    Description
------------    -----------
    3.1         Second Restated Certificate of Incorporation of Networks
                Associates, Inc., as amended on December 1, 1997, incorporated by reference to the Registrant's Registration Statement on Form
                S-4, filed with the Commission on March 25, 1998.

    3.2 Bylaws of Networks Associates, Inc., incorporated by reference to the Registrant's Registration Statement on Form S-4, filed with the Commission on March 25, 1998.

    3.3         Certificate of Designation of Series A Preferred Stock of
                Networks Associates, Inc., incorporated by reference to Exhibit
                3.3 of the Registrant's Form 10-Q for the Quarter ended
                September 30, 1996.

    4.1 Registration Rights Agreement, dated as of August 30, 1996, by and among Networks Associates, Inc., FSA Combination Corp. and
                FSA Corporation, incorporated by reference to the Registrant's
                Report on Form 8-K as filed with the Securities and Exchange
                Commission on September 24, 1996.

    4.2 Registration Rights Agreement, dated January 13, 1997 by and between Networks Associates, Inc. and the shareholders of Jade, incorporated by reference to the Registrant's Report on Form
                8-K, as filed with the Securities and Exchange Commission on March 14, 1997.

    4.3 Registration Rights Agreement, dated as of February 28, 1997, by and between Networks Associates, Inc. and shareholders of Schuijers, incorporated by reference to the Registrant's Report on Form 10-K, for the year ended December 31, 1996.

    4.4 Registration Rights Agreement, dated as of December 1, 1997, by and between Networks Associates, Inc. and shareholders of Helix
                Software Company, incorporated by reference to the Registrant's
                Registration Statement on Form S-3, filed with the Commission on February 12, 1998.

    4.5 Registration Rights Agreement, dated December 9, 1997 between the Registrant and certain of the shareholders of PGP, incorporated by reference to the Registrant's Registration
                Statement on Form S-3, filed with the Commission on February 12,
                1998.

    4.6 Registration Rights Agreement, dated as of February 13, 1998, by and between Networks Associates, Inc. and Morgan Stanley & Co.
                Incorporated.

    4.7         Indenture dated as of February 13, 1998 between Networks
                Associates, Inc. and State Street Bank and Trust Company of
                California, N.A., as Trustee.

Exhibit No.*    Description
------------    -----------
    5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation.

   21.1 Subsidiaries of Networks Associates, Inc., incorporated by reference to the Registrant's Registration Statement of Form S-3, filed with the Commission on February 12, 1998.

   23.1         Consent of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation (included in opinions filed as Exhibits 5.1 and 8.1).

   23.3         Consent of Coopers & Lybrand L.L.P.

   24.1         Power of Attorney (see Page II-4).

--------------

     * On December 1, 1997, the Registrant changed it legal name from McAfee Associates, Inc. to Networks Associates Inc. Items filed by the Registrant prior to December 1, 1997 were filed under the name McAfee Associates, Inc.

        (b)  Financial Statements Schedules

        The information required to be set forth herein is incorporated by reference to Networks Associates' Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and TIS's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as amended on Form 10-K/A.

ITEM 17.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and
(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on this 6th day of May, 1998.

                                       NETWORKS ASSOCIATES, INC.


                                       By: /s/ William L. Larson
                                           -------------------------------------
                                           William L. Larson

                                           Chief Executive Officer

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                          TITLE                              DATE
-------------------------------   ---------------------------------           ------------
      /s/ William L. Larson       President, Chief Executive Officer          May 6, 1998
-------------------------------   and Chairman of the Board
        William L. Larson         (Principal Executive Officer and
                                  Chairman of the Board)

      /s/ Prabhat K. Goyal        Vice President of Finance and               May 6, 1998
-------------------------------   Administration, Chief Financial
        Prabhat K. Goyal          Officer, Treasurer and Secretary
                                  (Principal Financial and Accounting
                                  Officer)

      /s/ Virginia Gemmell        Director                                    May 6, 1998
-------------------------------
        Virginia Gemmell

      /s/ Leslie G. Denend        Director                                    May 6, 1998
-------------------------------
        Leslie G. Denend

       /s/ Edwin L. Harper        Director                                    May 6, 1998
-------------------------------
         Edwin L. Harper


By: /s/ WILLIAM L. LARSON                                                     May 6, 1998
    ---------------------------
        William L. Larson as
        Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit No.*    Description
------------    -----------
    3.1         Second Restated Certificate of Incorporation of Networks
                Associates, Inc., as amended on December 1, 1997, incorporated by reference to the Registrant's Registration Statement on Form
                S-4, filed with the Commission on March 25, 1998.

    3.2 Bylaws of Networks Associates, Inc., incorporated by reference to the Registrant's Registration Statement on Form S-4, filed with the Commission on March 25, 1998.

    3.3         Certificate of Designation of Series A Preferred Stock of
                Networks Associates, Inc., incorporated by reference to Exhibit
                3.3 of the Registrant's Form 10-Q for the Quarter ended
                September 30, 1996.

    4.1 Registration Rights Agreement, dated as of August 30, 1996, by and among Networks Associates, Inc., FSA Combination Corp. and
                FSA Corporation, incorporated by reference to the Registrant's
                Report on Form 8-K as filed with the Securities and Exchange
                Commission on September 24, 1996.

    4.2 Registration Rights Agreement, dated January 13, 1997 by and between Networks Associates, Inc. and the shareholders of Jade, incorporated by reference to the Registrant's Report on Form
                8-K, as filed with the Securities and Exchange Commission on March 14, 1997.

    4.3 Registration Rights Agreement, dated as of February 28, 1997, by and between Networks Associates, Inc. and shareholders of Schuijers, incorporated by reference to the Registrant's Report on Form 10-K, for the year ended December 31, 1996.

    4.4 Registration Rights Agreement, dated as of December 1, 1997, by and between Networks Associates, Inc. and shareholders of Helix
                Software Company, incorporated by reference to the Registrant's
                Registration Statement on Form S-3, filed with the Commission on February 12, 1998.

    4.5 Registration Rights Agreement, dated December 9, 1997 between the Registrant and certain of the shareholders of PGP, incorporated by reference to the Registrant's Registration
                Statement on Form S-3, filed with the Commission on February 12,
                1998.

    4.6 Registration Rights Agreement, dated as of February 13, 1998, by and between Networks Associates, Inc. and Morgan Stanley & Co.
                Incorporated.

    4.7         Indenture dated as of February 13, 1998 between Networks
                Associates, Inc. and State Street Bank and Trust Company of
                California, N.A., as Trustee.

    5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation.

   21.1 Subsidiaries of Networks Associates, Inc., incorporated by reference to the Registrant's Registration Statement of Form S-3, filed with the Commission on February 12, 1998.

   23.1         Consent of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation (included in opinions filed as Exhibits 5.1 and 8.1).

   23.3         Consent of Coopers & Lybrand L.L.P.

   24.1         Power of Attorney (see Page II-4).